Exhibit 4.5

TABLE OF CONTENTS

	Non-IFRS measures and forward-looking statements		1

1.	INTRODUCTION		4

	1.1	Vision and guiding principles	4
	1.2	Business objectives and strategy	5
	1.3	Environmental, Social and Governance	11

2.	HIGHLIGHTS		13

3.	CONSOLIDATED FINANCIAL RESULTS		16

	3.1	Review of income statements	16
	3.2	Review of selected balance sheet items	26
	3.3	Subsequent events	30

4.	OPERATING RESULTS OF BUSINESSES		32

	4.1	Single-Family Rental	34
	4.2	Multi-Family Rental	46
	4.3	Residential Development	49
	4.4	Private Funds and Advisory	53

5.	SUMMARY OF NON-IFRS SEGMENT INFORMATION		57

6.	LIQUIDITY AND CAPITAL RESOURCES		69

	6.1	Financing strategy	69
	6.2	Liquidity	69
	6.3	Capital resources	69

7.	OPERATIONAL KEY PERFORMANCE INDICATORS		70

	7.1	Defined terms	70
	7.2	Assets under management	71

8.	ACCOUNTING ESTIMATES AND POLICIES, CONTROLS AND PROCEDURES, AND RISK ANALYSIS		72

	8.1	Accounting estimates and policies	72
	8.2	Controls and procedures	72
	8.3	Transactions with related parties	72
	8.4	Dividends	72
	8.5	Compensation incentive plans	72
	8.6	Risk definition and management	72

9.	HISTORICAL FINANCIAL INFORMATION		73

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

NON-IFRS MEASURES AND FORWARD-LOOKING STATEMENTS

The Company has included herein certain supplemental measures of key performance, including, but not limited to, net operating income (“NOI”), funds from operations (“FFO”), core funds from operations (“Core FFO”), adjusted funds from operations (“AFFO”), Core FFO per share, AFFO per share, Core FFO payout ratio and AFFO payout ratio, as well as certain key indicators of the performance of our businesses. We utilize these measures in managing our business, including performance measurement and capital allocation. In addition, certain of these measures are used in measuring compliance with our debt covenants. We believe that providing these performance measures on a supplemental basis is helpful to investors and shareholders in assessing the overall performance of the Company’s business. However, these measures are not recognized under International Financial Reporting Standards (“IFRS”). Because non-IFRS measures do not have standardized meanings prescribed under IFRS, securities regulations require that such measures be clearly defined, identified, and reconciled to their nearest IFRS measure. The definition, calculation and reconciliation of the non-IFRS measures used in this MD&A are provided in Sections 4 and 5 and the key performance indicators presented are discussed in detail in Section 7.

The supplemental measures presented herein should not be construed as alternatives to net income (loss) or cash flow from the Company’s activities, determined in accordance with IFRS, as indicators of Tricon’s financial performance. Tricon’s method of calculating these measures may differ from other issuers’ methods and, accordingly, these measures may not be comparable to similar measures presented by other publicly-traded entities.

Certain statements in this MD&A may be considered “forward-looking information” as defined under applicable securities laws (“forward-looking statements”). Statements other than statements of historical fact contained in this document may be forward-looking statements. Wherever possible, words such as “may”, “would”, “could”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “estimate”, “aim”, “endeavour”, “project”, “continue” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s expectations, intentions and beliefs concerning anticipated future events, results, circumstances, economic performance or expectations with respect to Tricon and its investments and are based on information currently available to management and on assumptions that management believes to be reasonable.

This MD&A includes forward-looking statements pertaining to: anticipated operational and financial performance; the Company’s strategic and operating plans and growth prospects; expected demographic and economic trends impacting the Company’s key markets; project plans, timelines and sales/rental expectations; projected development costs, timelines, plans and development yields; estimated stabilized NOI from development and rental properties; expected performance fees; future cash flows; transaction timelines; anticipated demand for homebuilding and lots; the anticipated growth of the Company’s rental businesses; the acquisition of build-to-rent projects; the intentions to attract third-party capital to the Company’s businesses; the Company’s key priorities over the next three years and the manner in which they might be achieved; the intended internalization of property management of the Company’s U.S. multi-family rental portfolio and any resulting synergies; expected future acquisitions, occupancy and turnover rates, and capital expenditure programs for single-family rental homes and U.S. and Canadian multi- family rental apartments; and the ongoing impact of the most recent Texas winter storms and the current COVID-19 pandemic. The assumptions underlying these forward-looking statements and a list of factors that may cause actual business performance to differ from current projections are discussed in this MD&A and in the Company’s Annual Information Form dated March 2, 2021 (the “AIF”) and its 2020 annual MD&A (as supplemented by Section 8.6 of this document), both of which are available on SEDAR at www.sedar.com. The continuing impact of COVID-19 on the operations, business and financial results of the Company may cause actual results to differ, possibly materially, from the results discussed in the forward-looking statements.

Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this MD&A. See the AIF and the continuous disclosure documents referenced in Section 8.6 for a more complete list of risks relating to an investment in the Company and an indication of the impact the materialization of such risks could have on the Company, and therefore cause actual results to deviate from the forward-looking statements.

Certain statements included in this MD&A may be considered a “financial outlook” for purposes of applicable Canadian securities laws, and as such, the financial outlook may not be appropriate for purposes other than this document. Although the forward-looking statements contained in this MD&A are based upon what management currently believes to be reasonable assumptions, there can be no assurance that actual results, performance or achievements will be consistent with these forward-looking statements. The forward-looking statements contained in this document are expressly qualified in their entirety by this cautionary statement.

When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. The forward-looking statements in this MD&A are made as of the date of this document and the Company does not intend to, or assume any obligation to, update or revise these forward-looking statements or information to reflect new information, events, results or circumstances or otherwise after the date on which such statements are made to reflect the occurrence of unanticipated events, except as required by law, including securities laws.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Market and industry data

This MD&A includes certain market and industry data and forecasts obtained from third-party sources, industry publications and publicly available information as well as industry data prepared by management on the basis of its knowledge of the industry in which the Company operates (including management’s estimates and assumptions relating to the industry based on that knowledge). Management’s knowledge of the North American residential real estate industry has been developed through its experience and participation in the industry. Management believes that its industry data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although management believes it to be reliable, the Company has not independently verified any of the data from management or third-party sources referred to in this MD&A, or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon by such sources.

Other

Select photos in this document are presented for illustrative purposes only, may be artists’ renditions, and may not be representative of all properties in the Company’s portfolio.

2 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

1

INTRODUCTION

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

1. INTRODUCTION

This Management’s Discussion and Analysis (“MD&A”) is dated as of August 10, 2021, the date it was approved by the Board of Directors of Tricon Residential Inc. (“Tricon”, “us”, “we” or the “Company”), and reflects all material events up to that date. It should be read in conjunction with the Company’s unaudited condensed interim consolidated financial statements and related notes for the three and six months ended June 30, 2021, which were prepared using International Financial Reporting Standards (“IFRS”) accounting policies consistent with the Company’s audited annual consolidated financial statements for the year ended December 31, 2020.

Additional information about the Company, including its Annual Information Form, is available on the Company’s website at www.triconresidential.com, and on the Canadian Securities Administrators’ website at www.sedar.com.

All dollar amounts in this MD&A are expressed in U.S. dollars unless otherwise indicated.

1.1 Vision and guiding principles

Tricon was founded in 1988 as a fund manager for private clients and institutional investors focused on for-sale residential real estate development. The pursuit of continuous improvement as well as a desire to diversify and facilitate succession planning drove the Company’s decision to become publicly traded in 2010. While the U.S. for-sale housing industry was decimated in the Great Recession of 2007–2009, Tricon’s strong foundation and its leaders’ resilience helped it endure the downturn and learn valuable lessons that informed the Company’s decision to ultimately focus on rental housing.

In the decade that followed, Tricon embarked on a deliberate transformation away from for-sale housing, which is inherently cyclical, to a rental housing company that addresses the needs of a new generation facing reduced home affordability and a desire for meaningful human connections, convenience and a sense of community. Today, Tricon provides high-quality, essential shelter to residents. It’s a defensive business that is designed to outperform in good times and perform relatively well in more challenging times.

Tricon was among the first to enter into and institutionalize the U.S. single-family rental industry. Our success has been built on a culture of innovation and our willingness to adopt new technologies to drive efficiencies and improve our residents’ lives. We believe that our ability to bring together capital, ideas, people and technology under one roof is unique in real estate and allows us to improve the resident experience, safeguard our stakeholders’ investments, and drive superior returns.

We were also first to recognize the benefits of combining single-family and multi-family rental operations to create a pure play on “middle-market” rental housing. By focusing on the similarities of collecting monthly rent from residents and the complementary nature of property management, we believe that Tricon can deliver a superior experience at all stages of the resident lifecycle. Our properties and residents may be diverse but our commitment to enrich the lives of our residents through caring service and a simplified, connected lifestyle is consistent.

Tricon strives to be North America’s pre-eminent rental housing company focused on the middle-market demographic by owning quality properties in attractive markets, focusing on operational excellence, and delivering exceptional customer service. Tricon is driven by its purpose statement –Imagine a world where housing unlocks life’s potential – and expects its employees to conduct themselves according to the following guiding principles:

•	Go above and beyond to enrich the lives of our residents

•	Commit to and inspire excellence in everything we do

•	Ask questions, embrace problems, thrive on the process of innovation

•	Do what is right, not what is easy

•	Elevate each other so together we leave an enduring legacy

4 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Tricon’s guiding principles underpin our business strategy and culture of taking care of our employees first so they in turn are empowered and inspired to provide residents with superior service and to positively impact local communities. When our residents are satisfied, they rent with us longer, they are more likely to treat our properties as their own, and they are more willing to refer new customers. We have realized that the best way to drive returns for our investors and shareholders is to ensure our team and residents are fulfilled. This is why Our People and Our Residents are two of the key priorities in our ESG principles (see Section 1.3).

In addition, to guide its efforts of building shareholder value over the near term, Tricon has defined the following key priorities which it aims to achieve by 2022. Progress toward these goals remains subject to potential ongoing economic instability and uncertainty related to the novel coronavirus global pandemic (“COVID-19”) and other risks and uncertainties (see “Non-IFRS measures and forward-looking statements” on page 1 and Section 8.6).

•

Growing core funds from operations – (“Core FFO”, a key performance indicator (“KPI”); refer to Section 7.1) – Tricon is focused on growing Core FFO per share by increasing the net operating income of its rental properties, increasing its Private Funds and Advisory fee streams, and acquiring additional rental properties;

•

Increasing third-party assets under management (“AUM”) – Tricon aims to raise third-party capital in all of its businesses to enhance scale and improve operational efficiency, reduce its balance sheet exposure to development activities, and drive its return on equity with incremental fee income;

•	Growing book value per share – Over time, Tricon plans to redeploy the majority of its free cash flow into accretive growth opportunities focused primarily on rental housing; and

•	Reducing leverage – Tricon plans to reduce corporate-level debt by maintaining prudent and largely non-recourse leverage at the subsidiary level, with a leverage target of 50–55% net debt to assets.

1.2 Business objectives and strategy

Tricon is an owner and operator of a growing portfolio of approximately 33,000 single-family rental homes and multi-family rental apartments in the United States and Canada with a primary focus on the U.S. Sun Belt. Since the Company’s initial public offering in 2010, Tricon has evolved from an asset manager focused on investing in “for-sale” housing development to a growth-oriented rental housing company with a comprehensive technology-enabled operating platform. As at June 30, 2021, about 95% of the Company’s real estate assets are stabilized rental housing assets, and the remaining 5% are invested in residential development projects.

(Based on the fair value of single-family homes, equity-accounted investments in multi-family rental properties, equity-accounted investments in Canadian residential developments, Canadian development properties (net of debt) and investments in U.S. residential developments.)

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Through its fully integrated operating platform, the Company earns (i) rental income and ancillary revenue from single-family rental properties, (ii) income from its investments in multi-family rental properties and residential developments, and (iii) fees from managing third-party capital co-invested in its real estate asset.

*	Excludes 47 single-family rental homes held for sale.
**	Includes estimated Canadian residential development units based on development plans as of June 30, 2021.

See Section 4.3 for details.

Rental housing strategy

Tricon’s U.S. rental strategy, in both single-family and multi-family rental, is focused on select geographic markets in the U.S. Sun Belt and targets the “middle-market” resident demographic. The U.S. Sun Belt has experienced significant population and job growth over time, driven by a friendly business environment, lower tax rates, enhanced affordability and a warm climate. It is home to about 40% of all U.S. households, and is expected to see 60% of the growth in U.S. households over the next decade (source: John Burns Real Estate Consulting, 2019). In many ways, the COVID-19 pandemic has accelerated these demographic trends and is expected to help drive even stronger relative population growth over the next five years in Tricon’s core markets as Americans de-urbanize and seek out the safety of suburban living in less dense markets. Furthermore, the Company believes that growing work-from-home trends will likely strengthen in-migration to the Sun Belt states as employers permit more flexible work arrangements and employees gravitate towards more affordable housing markets.

Within its targeted geographic markets, Tricon is focused on serving the middle-market resident demographic which consists of over seven million U.S. renter households (source: U.S. Census Bureau). The Company defines the middle-market cohort as those households earning between $70,000 and $110,000 per year (upsized from $60,000 to $100,000 per year to incorporate geographic expansion and market changes) and with monthly rental payments of $1,300 to $2,100 (previously, $1,200 to $1,800). These rent levels typically represent approximately 20–25% of household income, which provides each household with meaningful cushion to continue paying rent in times of economic hardship and when experiencing a decline in income. Conversely, Tricon has the flexibility to increase rents and defray higher operating costs in a stronger economic environment without significantly impacting its residents’ financial well-being. Focusing on qualified middle-market families who are likely to be long-term residents is expected to result in lower turnover rates, thereby reducing turn costs and providing stable cash flows for the Company.

Tricon’s Canadian “build-to-core” rental strategy is focused on the Greater Toronto Area, a region that is underpinned by strong economic fundamentals, including robust job and population growth over an extended period, and attractive supply and demand fundamentals. The Company is currently developing all of its Canadian multi-family properties in downtown Toronto, and believes that the confluence of Canadian urbanization trends, strong population growth, a robust and diversified economy, and major for-sale housing affordability issues will support attractive, long-term rental fundamentals. In addition, Tricon’s high-quality, service-oriented rental offerings are well-positioned to cater towards an urban workforce seeking condo-quality, highly amenitized apartments but with professional property management.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

A description of each of the Company’s businesses is provided below.

Single-Family Rental

Tricon owns and operates one of the largest portfolios of single-family rental homes in the U.S. Sun Belt, with 24,961 homes (excluding 47 homes held for sale) in 19 markets across ten states as of June 30, 2021. Tricon offers middle-market families the convenience of renting a high-quality, renovated home without costly overhead expenses such as maintenance and property taxes, and with a focus on superior customer service.

Since entering the single-family rental business in 2012, Tricon has built a technology-enabled platform to support its growth and manage its properties efficiently. The Company’s proprietary technology automates home acquisitions, leasing activities (such as virtual tours and/or self-showings), resident underwriting, revenue management, call centre services, repairs and maintenance and workflow management, among other activities. Management believes the Company has a significant competitive advantage arising from its technology-enabled property management platform that is difficult to replicate yet highly scalable, and it intends to apply these capabilities across both its single-family and multi-family rental portfolios.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Multi-Family Rental

In the U.S., Tricon invests in, manages and operates a portfolio of high-quality, affordably priced garden-style apartments primarily in the U.S. Sun Belt, comprised of 23 properties totalling 7,289 suites in 13 major markets. The current portfolio consists of new vintage garden-style complexes featuring resort-style amenities, including swimming pools and well-appointed fitness and common areas, located in desirable suburban sub-markets that have experienced strong employment and population growth over an extended period of time. Tricon holds these assets in partnerships with institutional investors who have an investment bias towards long-term ownership and stable recurring cash flows. The institutional investors pay Tricon asset management fees and possibly performance fees, enabling the Company to enhance its return on investment.

Subsequent to quarter-end, the Company assumed property management responsibilities for the majority of its U.S. multi-family properties and plans to complete the full internalization of the property management function for the entire portfolio by the end of the third quarter of 2021. This internalization is expected to produce additional synergies by leveraging Tricon’s existing technology, infrastructure and centralized property management functions and will enable the Company to earn property management fees. Tricon’s long-term strategy is to continue to grow this business and drive operating synergies through incremental scale.

In Canada, Tricon operates one 500-suite Class A rental property, The Selby, located in Toronto. The Selby is currently managed through Tricon’s vertically integrated platform, including local property management employees.

Residential Development

In its Residential Development business, Tricon develops new residential real estate properties, predominantly rental housing intended for long-term ownership. Such developments include (i) Class A multi-family rental apartments in Canada, (ii) its recently launched strategy to develop single-family rental communities in the U.S., and (iii) (legacy) land development and homebuilding projects predominantly in the U.S.

(i) Canadian Class A multi-family rental apartments:

Tricon is one of the most active multi-family rental developers in downtown Toronto with nine projects under development, totalling approximately 4,535 units (including select condominium units). Tricon is focused on developing, owning and operating the leading portfolio of Class A rental apartments in the Greater Toronto Area, Canada’s economic engine and one of its fastest-growing metropolitan areas. The Company’s “build-to-core” strategy targets institutional-quality development of well-located rental properties near major employment nodes and/or public transit that will ultimately be held over the long term as part of an income-producing portfolio. Through its vertically integrated operations, including land acquisition/entitlement, development, oversight of vertical construction, and property management, we believe that Tricon has a major competitive advantage and is able to develop properties designed specifically to serve rental residents in a Toronto market saturated with investor-driven condominium projects. Tricon holds these assets in partnerships with pension plans and strategic partners who have an investment bias towards long-term ownership and stable recurring cash flows. These institutional investors or strategic partners pay Tricon development management fees, asset management fees and possibly performance fees, enabling the Company to enhance its return on investment.

8 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

(ii) U.S. single-family rental communities:

The Company’s innovative build-to-rent strategy, which is focused on developing a portfolio of well-designed, dedicated single-family home rental communities, commenced in the third quarter of 2019, following the establishment of a joint venture arrangement with an institutional investor. Such developments, which typically include a cluster of rental homes with shared amenities, combine the privacy and convenience of single-family rental living with the community experience of the multi-family rental model. This strategy leverages the Company’s complementary expertise in land development, homebuilding, and single-family rental and multi-family rental property management. The Company closed on its first investment under this strategy in 2020 and expects to commit to approximately ten development communities per year in 2021 and 2022.

(iii) U.S. land development and homebuilding:

The Company’s legacy business provides equity or equity-type financing to experienced local or regional developers and builders of for-sale housing primarily in the U.S. These investments are typically made through Investment Vehicles that hold an interest in land development and homebuilding projects, including master-planned communities (“MPCs”). Tricon also serves as the developer of certain of its MPCs through its Houston-based subsidiary, The Johnson Companies LP (“Johnson”), an integrated development platform with expertise in land entitlement, infrastructure, municipal bond finance and placemaking, and deep relationships with public and regional homebuilders and commercial developers.

Johnson’s reputation for developing high-quality MPCs is further evidenced by Johnson having four MPCs ranked in the top 50 based on homebuilder sales in the first half of 2021 according to RCLCO Real Estate Consulting.

(Residential development investments of $337.0 million represent 5% of Tricon’s real estate asset value. The investment balance includes Tricon’s equity-accounted investments in Canadian residential developments, Canadian development properties (net of debt) and investments in U.S. residential developments as at June 30, 2021. Refer to Section 4.3.)

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Private Funds and Advisory

Through its Private Funds and Advisory (“PF&A”) business, Tricon earns fees from managing third-party capital invested in its real estate assets through commingled funds, separate accounts and joint ventures (“Investment Vehicles”). Activities of this business include:

(i)

Asset management of third-party capital: Tricon manages capital on behalf of American, Canadian and international institutional investors, including pension funds, sovereign wealth funds, insurance companies, endowments and foundations, as well as family offices and high net-worth accredited investors who seek exposure to the residential real estate industry. Tricon currently manages $4.3 billion of third-party capital (of total AUM of $9.9 billion) across its single-family rental, multi-family rental and residential development business segments.

Tricon manages third-party capital for eleven of the top 100 largest institutional real estate investors in the world (source: “PERE Global Investor 100” ranking, October 2020). In 2021, Tricon ranked 58th globally and second in Canada (compared to 65th and second, respectively, in 2020) among global real estate investment managers based on the institutional equity they raised since 2016 (source: “2021 PERE 100” manager ranking, June 2021). In aggregate, the Company has approximately 20 institutional investors in its active Investment Vehicles.

For its services, Tricon earns asset management fees and performance fees, provided targeted investment returns are achieved.

Tricon believes it is prudent to use a combination of balance sheet and third-party capital across its businesses. In particular, third-party capital allows the Company to generate scale and drive operational synergies, diversify its investor base, capitalize on opportunities that would otherwise be too large for the Company, reduce its balance sheet exposure to development activities, and enhance Tricon’s return on equity by earning asset management and other fees.

When co-investing with institutional partners, Tricon prefers to invest a higher relative portion of its commitment in income-producing rental strategies and a lower portion in development. This approach allows Tricon’s balance sheet investments to immediately generate regular income streams and help grow FFO, while minimizing exposure to longer-term development assets, which do not generate immediate cash flow.

(ii)

Development management and related advisory services: Tricon earns development management fees from its rental development projects in Toronto, which leverage its fully integrated development team. In addition, Tricon earns contractual development fees and sales commissions from the development and sale of single-family lots, residential land parcels, and commercial land within the MPCs managed by its Johnson subsidiary.

(iii)

Property management of rental properties: Tricon provides integrated property management services to its entire single-family rental portfolio (including homes owned through joint ventures with third-party capital partners) and Canadian multi-family assets and has commenced the internalization of property management for its U.S. multi-family rental portfolio, which is expected to be completed in the latter half of 2021. The property management business is headquartered in Orange County, California, and provides resident-facing services including marketing, leasing, and repairs and maintenance delivered through a dedicated call centre and local field offices. For its services, Tricon earns property management fees, typically calculated as a set percentage of the gross revenues of each property, as well as leasing, construction and acquisition fees.

FEE REVENUE BY SOURCE FOR THE SIX MONTHS ENDED JUNE 30, 2021*

*Certain asset management fees and property management fees paid by the single-family rental business segment and certain development management fees paid by Canadian development properties are eliminated upon consolidation and are excluded from revenue from private funds and advisory services. Refer to Section 4.4 for a summary of revenue from private funds and advisory services for the six months ended June 30, 2021.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

1.3 Environmental, Social and Governance

Environmental, Social and Governance (“ESG”) principles have guided Tricon throughout its 33-year history of delivering business excellence. In our inaugural ESG Roadmap, published in 2020, we identified the following five strategic priorities to guide our future ESG commitments:

Our People: Tricon has long maintained a “People First” culture, where our priority is to take care of our employees and enrich our residents’ lives. Diversity and inclusion are part of the character of our Company, and we recognize the increasing importance of being guided by these values. They strengthen our culture, unite our teams, and inspire us to lead and advocate for a better shared future. In recognition of the diverse communities we support, Tricon kicked off the month of June supporting LGBTQ Pride Month celebrations and observed Juneteenth as a Company-wide paid holiday on June 19th. Additionally, on National Indigenous Peoples Day on June 21st, Tricon celebrated the groundbreaking of the first Indigenous Hub in Toronto. The Hub will be the new home for Anishnawbe Health Toronto and Miziwe Biik Aboriginal Employment and Training, and will integrate education, childcare, and healing into one purpose-built Indigenous community centre.

Our Residents: We aspire to build communities that make a real difference in the lives of our residents and foster a true sense of connectivity, growth and prosperity. In 2019, prior to the pandemic, Tricon underwrote a Resident Emergency Assistance Fund which provides grants to select residents that have fallen on hard times. In 2020, Tricon doubled the program’s funding to help more residents address the challenges experienced during COVID-19. In the same spirit of going above and beyond for our residents, Tricon further governed its rent increases on renewals, including giving no increases during the height of the COVID-19 crisis. These measures were in addition to waiving late and early termination fees, offering flexible payment plans and relocation programs, and curtailing evictions, even when not required by government moratoriums. Tricon is developing a resident financial literacy platform to raise resident credit scores and savings rates, lower debt, and improve banking relationships.

Our Innovation: Tricon is firmly committed to leveraging innovative technologies and housing solutions to drive convenience, connectivity and affordability. Core service offerings are guided by two key desired outcomes: (i) delivering superior service that creates exceptional resident experiences, and (ii) developing offerings that enhance the lives of residents while addressing their housing needs. Innovative technologies are deployed throughout our operation, from proprietary acquisition software and smart home technologies to self-showings, virtual move-ins and an automated leasing process for our residents.

Our Impact: Tricon is committed to making investments and operational decisions that reduce our environmental impact and enhance our projects’ sustainability and resource efficiency. Our focus remains on investigating and investing in new technologies, materials, design principles, and renovation processes that reduce energy and water consumption, minimize waste, source sustainable materials, and protect biodiversity.

Our Governance: Tricon is firmly committed to continuously improving our governance practices and procedures to manage any new or evolving risks effectively. We also recognize the value and importance of having diverse perspectives across our organization and in our boardroom. Tricon is pleased to announce the appointment of Ms. Renee Lewis Glover to its Board of Directors, effective July 13, 2021. Ms. Glover has been honoured by HousingWire as one of 40 Women of Influence in Real Estate. With this new appointment, the Company has met or exceeded our commitments to both the 30% Club Canada campaign and BlackNorth Initiative’s CEO pledge to increase gender diversity and Black, Indigenous and people of colour (“BIPOC”) representation at board and senior management levels. Tricon remains committed to taking demonstrable and positive action to create a strong and healthy culture and to acknowledge and counter systemic anti-Black racism.

As part of its continuing effort to maintain high standards of transparency and disclosure, Tricon completed its inaugural Global Real Estate Sustainability Benchmark (“GRESB”) assessment at the end of June, the results of which will underpin the development and execution of our ESG strategy. Tricon also achieved a major milestone by publishing its inaugural ESG annual report on May 18th, 2021. The report is available on our website at www.triconresidential.com/investors/sustainability/ and provides details of our key ESG commitments, initiatives, and performance progress.

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2
HIGHLIGHTS

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

2. HIGHLIGHTS

The following section presents highlights for the quarter on a consolidated and proportionate basis.

On March 31, 2021, the Company completed the syndication of its U.S. multi-family rental subsidiary to two institutional investors, which resulted in a disposition of 80% of the Company’s interest in that subsidiary. Accordingly, the Company deconsolidated the subsidiary and reclassified its current-and prior-year period results as discontinued operations separate from the Company’s continuing operations in accordance with IFRS 5. Refer to Notes 2 and 3 to the condensed interim consolidated financial statements for more details.

Core funds from operations (“Core FFO”), Core FFO per share, Adjusted funds from operations (“AFFO”) and AFFO per share are KPIs as defined in Section 7.1. The Company uses guidance specified by the National Association of Real Estate Investment Trusts (“NAREIT”) to calculate these KPIs.

For the periods ended June 30	Three months		Six months
(in thousands of U.S. dollars, except per share amounts which are in U.S. dollars, unless otherwise indicated)	2021	2020	2021	2020
Financial highlights on a consolidated basis
Net income (loss) from continuing operations, including:	$146,322	$30,165	$188,226	$(16,368)
Fair value gain on rental properties	254,312	32,839	366,614	53,476
Income (loss) from investments in U.S. residential developments	8,251	3,155	14,910	(76,424)
Basic earnings (loss) per share attributable to shareholders of Tricon from continuing operations	0.73	0.16	0.95	(0.09)
Diluted earnings (loss) per share attributable to shareholders of Tricon from continuing operations	0.72	0.16	0.94	(0.09)
Net loss from discontinued operations	—	(12,824)	(67,562)	(6,796)
Basic loss per share attributable to shareholders of Tricon from discontinued operations	—	(0.07)	(0.34)	(0.03)
Diluted loss per share attributable to shareholders of Tricon from discontinued operations	—	(0.07)	(0.34)	(0.03)
Dividends per share	$0.07	$0.07	$0.14	$0.14
Weighted average shares outstanding – basic	199,113,835	194,001,974	197,024,375	194,562,871
Weighted average shares outstanding – diluted	200,742,510	195,196,126	198,586,256	194,562,871
Non-IFRS(1) measures on a proportionate basis
Core funds from operations (“Core FFO”)(2)	$35,726	$24,199	$68,248	$45,692
Adjusted funds from operations (“AFFO”)(2)	28,226	18,316	54,043	33,166
Core FFO per share(3)	0.14	0.11	0.27	0.22
Core FFO per share (CAD)(3),(4)	0.17	0.15	0.34	0.30
AFFO per share(3)	0.11	0.09	0.22	0.16
AFFO per share (CAD)(3),(4)	0.14	0.12	0.27	0.22

Select balance sheet items reported on a consolidated basis			June 30, 2021	December 31, 2020
Total assets			$6,917,660	$7,174,834
Total liabilities			4,908,441	5,431,596
Net assets attributable to shareholders of Tricon			2,003,244	1,735,096
Rental properties			5,977,912	6,321,918
Debt			3,273,072	4,137,506

(1)	Non-IFRS measures are presented to illustrate alternative relevant measures to assess the Company’s performance and ability to generate cash. Refer to Section 5.
(2)

Fair value gains recognized on equity-accounted investments in Canadian residential developments of $5,099 in the first quarter of 2020 and performance share unit (PSU) expense of $1,232 and $790 for the three and six months ended June 30, 2020, respectively, have been removed from Core FFO to conform with the current period presentation. This change resulted in a $1,232 increase in Core FFO and AFFO for the three months ended June 30, 2020, and a $4,309 decrease in Core FFO and AFFO for the six months ended June 30, 2020.

(3)

Core FFO per share and AFFO per share are calculated using the total number of weighted average potential dilutive shares outstanding, including the assumed conversion of convertible debentures and exchange of preferred units issued by Tricon PIPE LLC, which was 252,511,687 and 250,358,803 for the three and six months ended June 30, 2021, respectively, and 211,677,963 and 212,281,634 for the three and six months ended June 30, 2020, respectively.

(4)	USD/CAD exchange rates used are 1.2282 and 1.2470 for the three and six months ended June 30, 2021 (2020 – 1.3853 and 1.3651), respectively.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  13

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

IFRS measures on a consolidated basis

Net income from continuing operations in the second quarter of 2021 was $146.3 million compared to $30.2 million in the second quarter of 2020, and included:

•

Revenue from single-family rental properties of $105.9 million compared to $91.2 million in the second quarter of 2020 reflecting 15.7% growth in the portfolio size and 5.7% growth in average effective monthly rent, partially offset by a 1.0% decrease in occupancy driven by an accelerated pace of acquisition of vacant homes.

•

Direct operating expenses of $35.2 million compared to $29.9 million in the second quarter of 2020 driven by higher costs associated with the aforementioned growth in the single-family rental business and partially offset by turnover expense savings. The turnover expense savings were attributable to a slightly lower turnover rate (23.1% in Q2 2021 compared to 23.5% in Q2 2020), higher resident recoveries, and a higher percentage of turnover costs being capitalized as non-essential capital projects were curtailed in the comparative period.

•

Income from investments in U.S. residential developments of $8.3 million compared to $3.2 million in the second quarter of 2020 resulting from a continued post-pandemic economic recovery, low mortgage rates and favourable demographic trends which all contributed to strong demand for for-sale housing and positive residential development project performance.

•

Fair value gain on rental properties of $254.3 million compared to $32.8 million in the second quarter of 2020 as a result of higher home values for the single-family rental portfolio. The appreciation in home prices was primarily driven by higher demand for suburban housing due to lower mortgage rates, population growth in the U.S. Sun Belt markets, and the constricted supply of new homes.

Net income from continuing operations for the six months ended June 30, 2021 was $188.2 million compared to a net loss of $16.4 million for the six months ended June 30, 2020, and included:

•

Revenue from single-family rental properties of $204.4 million and direct operating expenses of $67.5 million, compared to $178.9 million and $59.6 million in the prior year, respectively, which translated to a net operating income (“NOI”) increase of $17.6 million driven by the growth in the single-family rental portfolio.

•

Income from investments in U.S. residential developments of $14.9 million compared to a loss of $76.4 million in the same period of the prior year, attributable to strong project performance in the current period compared to a one-time fair value write-down in the comparative period due to the onset of the COVID-19 pandemic.

•	Fair value gain on rental properties of $366.6 million compared to $53.5 million in the same period of the prior year, for the reasons discussed above.

Net loss from discontinued operations was $67.6 million for the six months ended June 30, 2021 compared to a net loss of $6.8 million for the six months ended June 30, 2020, driven primarily by the non-cash loss related to a $79.1 million goodwill derecognition. This goodwill was initially recognized when Tricon transitioned to a rental housing company on January 1, 2020 based on the difference in the tax bases and the fair values of the assets deemed to have been acquired on the transition day. The Company’s sale of its 80% interest in the U.S. multi-family rental business on March 31, 2021 constituted a loss of control from an accounting perspective, and therefore, the entire balance sheet of the business and the associated goodwill on the corporate balance sheet were deconsolidated.

Non-IFRS measures on a proportionate basis

Core funds from operations (“Core FFO”) for the second quarter of 2021 was $35.7 million, an increase of $11.5 million or 48% compared to $24.2 million in the second quarter of 2020. This increase was driven by strong operating results from Tricon’s growing single-family rental portfolio as discussed above, and improved performance of the Company’s U.S. residential development investments which resulted in higher investment income and performance fees recognized during the quarter. For these same reasons, Core FFO increased by $22.6 million or 49% to $68.2 million for the six months ended June 30, 2021, compared to $45.7 million in the same period of the prior year.

Adjusted funds from operations (“AFFO”) for the three and six months ended June 30, 2021 was $28.2 million and $54.0 million, respectively, an increase of $9.9 million (54%) and $20.9 million (63%) from the same periods in the prior year. This growth in AFFO reflects the increase in Core FFO discussed above, partially offset by a moderate increase in capital expenditures. Recurring capital expenditures increased year-over-year in the single-family rental portfolio reflecting $0.5 million incurred for Texas storm-related damage, a 15.7% expansion in the portfolio size and suppressed activity in the comparative period as non-essential capital projects were curtailed at the height of the COVID-19 pandemic.

14 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

3
CONSOLIDATED
FINANCIAL RESULTS

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

3. CONSOLIDATED FINANCIAL RESULTS

The following section should be read in conjunction with the Company’s unaudited condensed interim consolidated financial statements and related notes for the three and six months ended June 30, 2021.

On March 31, 2021, the Company completed the syndication of its U.S. multi-family rental subsidiary to two institutional investors, which resulted in a disposition of 80% of the Company’s interest in that subsidiary. Accordingly, the Company deconsolidated the subsidiary and reclassified its current- and prior-year period results as discontinued operations separate from the Company’s continuing operations in accordance with IFRS 5. Refer to Notes 2 and 3 to the condensed interim consolidated financial statements for more details.

3.1 Review of income statements

Consolidated statements of income

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars, except per share amounts which are in U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Revenue from single-family rental properties	$105,921	$91,180	$14,741	$204,395	$178,851	$25,544
Direct operating expenses	(35,177)	(29,932)	(5,245)	(67,479)	(59,583)	(7,896)

Net operating income from single-family rental properties	70,744	61,248	9,496	136,916	119,268	17,648
Revenue from private funds and advisory services	13,113	8,122	4,991	22,043	15,937	6,106
Income from equity-accounted investments in multi-family rental properties(1)	14,272	162	14,110	13,815	217	13,598
Income (loss) from equity-accounted investments in Canadian residential developments(2)	27	(7)	34	24	5,090	(5,066)
Other income(3)	330	108	222	535	156	379
Income (loss) from investments in U.S. residential developments(4)	8,251	3,155	5,096	14,910	(76,424)	91,334
Compensation expense	(20,253)	(13,377)	(6,876)	(38,003)	(23,785)	(14,218)
General and administration expense	(9,270)	(7,686)	(1,584)	(17,673)	(17,397)	(276)
Transaction costs	(4,408)	(3,214)	(1,194)	(5,637)	(4,445)	(1,192)
Interest expense	(37,396)	(31,990)	(5,406)	(73,471)	(66,879)	(6,592)
Fair value gain on rental properties	254,312	32,839	221,473	366,614	53,476	313,138
Fair value loss on derivative financial instruments and other liabilities	(41,475)	(450)	(41,025)	(78,647)	(2,594)	(76,053)
Amortization and depreciation expense	(2,849)	(2,775)	(74)	(5,499)	(5,548)	49
Realized and unrealized foreign exchange (loss) gain	(2,710)	1,172	(3,882)	(2,540)	(1,752)	(788)
Net change in fair value of limited partners’ interests in single-family rental business	(49,246)	(9,314)	(39,932)	(75,387)	(14,765)	(60,622)

	109,585	(31,377)	140,962	99,041	(154,650)	253,691

Income (loss) before income taxes from continuing operations	$193,442	$37,993	$155,449	$258,000	$(19,445)	$277,445
Income tax (expense) recovery from continuing operations	(47,120)	(7,828)	(39,292)	(69,774)	3,077	(72,851)

Net income (loss) from continuing operations	$146,322	$30,165	$116,157	$188,226	$(16,368)	$204,594

Basic earnings (loss) per share attributable to shareholders of Tricon from continuing operations	0.73	0.16	0.57	0.95	(0.09)	1.04
Diluted earnings (loss) per share attributable to shareholders of Tricon from continuing operations	0.72	0.16	0.56	0.94	(0.09)	1.03
Net loss from discontinued operations	—	(12,824)	12,824	(67,562)	(6,796)	(60,766)
Basic loss per share attributable to shareholders of Tricon from discontinued operations	—	(0.07)	0.07	(0.34)	(0.03)	(0.31)
Diluted loss per share attributable to shareholders of Tricon from discontinued operations	—	(0.07)	0.07	(0.34)	(0.03)	(0.31)
Weighted average shares outstanding – basic	199,113,835	194,001,974	5,111,861	197,024,375	194,562,871	2,461,504
Weighted average shares outstanding – diluted(5)	200,742,510	195,196,126	5,546,384	198,586,256	194,562,871	4,023,385

(1)	Includes income from The Selby and the U.S. multi-family rental portfolio, which was syndicated on March 31, 2021 (Section 4.2).
(2)	Includes income from The Taylor, West Don Lands, The Ivy, 7 Labatt and Queen & Ontario (Section 4.3.1) .
(3)	Includes other income from Canadian development properties, The James (Scrivener Square) and The Shops of Summerhill (Section 4.3.1).
(4)	Reflects the net change in the fair values of the underlying investments in the legacy for-sale housing business (Section 4.3.2).
(5)

For the three and six months ended June 30, 2021, the Company’s 2022 convertible debentures and the exchangeable preferred units of Tricon PIPE LLC were anti-dilutive. For the three and six months ended June 30, 2020, the 2022 convertible debentures were anti-dilutive. Refer to Note 28 to the condensed interim consolidated financial statements.

16 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Revenue from single-family rental properties

The following table provides further details regarding revenue from single-family rental properties for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Rental revenue	$103,517	$89,957	$13,560	$200,688	$175,528	$25,160
Concessions and abatements	(565)	(368)	(197)	(1,007)	(1,172)	165
Fees and other revenue	4,728	3,077	1,651	8,409	6,676	1,733
Bad debt expense	(1,759)	(1,486)	(273)	(3,695)	(2,181)	(1,514)

Revenue from single-family rental properties	$105,921	$91,180	$14,741	$204,395	$178,851	$25,544

Revenue from single-family rental properties for the three months ended June 30, 2021 totalled $105.9 million, an increase of $14.7 million or 16.2% compared to $91.2 million for the same period in the prior year. The increase is attributable to:

•

An increase of $13.6 million in rental revenue reflecting a 15.7% portfolio expansion (24,961 rental homes compared to 21,582) and a 5.7% growth in average effective monthly rent per home ($1,513 compared to $1,432) driven by continued strong demand for single-family rental homes. This increase in revenue was partially offset by a 1.0% decrease in occupancy (96.1% compared to 97.1%) attributable to an accelerated pace of acquisition of vacant homes this quarter.

•

An increase of $1.7 million in fees and other revenue driven by portfolio expansion as well as incremental ancillary revenue earned on additional services provided to residents, including the roll-out of the smart-home technology program (as at June 30, 2021 approximately 40% of single-family rental homes were smart-home enabled compared to 13% at June 30, 2020).

•

A partially offsetting increase of $0.2 million in concessions and abatements owing to operational concessions, such as late fee and maintenance concessions offered to residents impacted by the winter storm in Texas.

•

A partially offsetting increase of $0.3 million in bad debt expense as a result of portfolio revenue expansion. Bad debt expense represented 1.6% of revenue for both the current and comparative periods. Management expects the pace of collections to accelerate further in the latter half of 2021 as the economy continues to improve, and the labour market tightens.

Revenue from single-family rental properties for the six months ended June 30, 2021 totalled $204.4 million, an increase of $25.5 million or 14.3% compared to the same period in the prior year, primarily driven by the expansion of the single-family rental portfolio as well as an improvement in the average monthly rent, along with higher other revenue for the reasons discussed above. The favourable variance was partially offset by a $1.5 million increase in bad debt expense largely as a result of higher, but improving, resident delinquency from the COVID-19 pandemic when compared to pre-pandemic levels.

Direct operating expenses

The following table provides further details regarding direct operating expenses from the single-family rental portfolio for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020(1)	Variance	2021	2020(1)	Variance
Property taxes	$15,749	$13,726	$(2,023)	$30,992	$27,692	$(3,300)
Repairs and maintenance	5,457	4,226	(1,231)	10,053	8,370	(1,683)
Turnover	1,699	1,758	59	3,042	3,338	296
Property management expenses	7,016	6,003	(1,013)	13,566	11,976	(1,590)
Property insurance	1,443	1,232	(211)	2,856	2,442	(414)
Marketing and leasing	419	396	(23)	775	728	(47)
Homeowners’ association (HOA) costs	1,513	1,232	(281)	2,838	2,413	(425)
Other direct expense(2)	1,881	1,359	(522)	3,357	2,624	(733)

Direct operating expenses	$35,177	$29,932	$(5,245)	$67,479	$59,583	$(7,896)

(1)

The comparative period has been reclassified to conform with the current period presentation. Marketing and leasing expenses that were previously included in property management expenses have now been reclassified as a separate line item. Additionally, broker fees of $85 and $170 for the three and six months ended June 30, 2020, respectively, have been reclassified from property insurance to property management expenses.

(2)	Other direct expense includes property utilities and other property operating costs.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  17

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Direct operating expenses for the three months ended June 30, 2021 were $35.2 million, an increase of $5.2 million or 17.5% compared to the same period in the prior year. The variance is primarily attributable to:

•

An increase of $2.0 million in property taxes from the single-family rental portfolio driven by 15.7% growth in the size of the portfolio (3,379 more rental homes in service in Q2 2021 compared to Q2 2020), as well as a higher property tax expense per home as a result of higher assessed property values propelled by home price appreciation.

•

An increase of $1.2 million in repairs and maintenance owing to a larger portfolio of homes along with $0.3 million of incremental repair costs incurred as a result of the winter storm in Texas (see Section 4.1) . In addition, the comparative period expenses were unusually low as non-essential maintenance activities were deferred at the height of the COVID-19 pandemic.

•	An increase of $1.0 million in property management expenses as a result of additional operations personnel costs incurred in managing a growing rental portfolio.

•

An increase of $0.5 million in other direct expenses resulting from additional costs of providing access to smart-home technology to more residents (these costs are offset by higher fees and other revenue earned from residents), as well as higher utilities expenses on vacant homes acquired during the quarter.

•

A partially offsetting decrease of $0.1 million in turnover expenses attributable to a lower turnover rate (23.1% in Q2 2021 compared to 23.5% in Q2 2020), increased capital improvement activities during the turn, as well as higher resident recoveries. Tricon resumed its turn-related capital program in the current year, having temporarily paused the program in the same period last year due to the pandemic.

Direct operating expenses for the six months ended June 30, 2021 were $67.5 million, an increase of $7.9 million or 13.3% compared to the same period in the prior year for the reasons described above.

Revenue from private funds and advisory services

The following table provides further details regarding revenue from private funds and advisory services for the three and six months ended June 30, 2021 and 2020, net of inter-segment revenues eliminated upon consolidation.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Asset management fees	$3,509	$3,079	$430	$6,107	$6,412	$(305)
Performance fees	3,881	131	3,750	4,573	445	4,128
Development fees(1)	5,547	4,692	855	11,011	8,614	2,397
Property management fees	176	220	(44)	352	466	(114)

Revenue from private funds and advisory services	$13,113	$8,122	$4,991	$22,043	$15,937	$6,106

(1)	Development fees are comprised of fees earned by:

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
The Johnson Companies (“Johnson”)	$3,903	$2,923	$980	$7,625	$6,450	$1,175
Tricon Development Group (“TDG”)	1,644	1,769	(125)	3,386	2,164	1,222

Development fees	$5,547	$4,692	$855	$11,011	$8,614	$2,397

Revenue from private funds and advisory services for the three months ended June 30, 2021 totalled $13.1 million, an increase of $5.0 million from the same period in the prior year, primarily driven by:

•

An increase of $3.8 million in performance fees generated from the Company’s U.S. residential development investments portfolio. The Company earns performance fees when an Investment Vehicle’s realized returns exceed third-party investor return thresholds; therefore, performance fees are episodic in nature and can vary significantly from period to period.

•	An increase of $0.9 million in development fees, primarily attributable to 11% more lots sold at Johnson communities compared to the second quarter of 2020 (see below).

•	An increase of $0.4 million in asset management fees, driven by the creation of a new Investment Vehicle through the syndication of the U.S. multi-family rental portfolio on March 31, 2021.

18 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Revenue from private funds and advisory services for the six months ended June 30, 2021 totalled $22.0 million, an increase of $6.1 million from the same period in the prior year. The variance is primarily attributable to :

•	An increase of $4.1 million in performance fees as described above.

•

An increase of $2.4 million in development fees, including $1.2 million from Canadian residential developments, as several projects commenced development over the past year. In addition, Johnson development fees increased by $1.2 million, which corresponded to a 21% increase in lots sold on a year-over-year basis.

•

A partially offsetting decrease of $0.3 million in asset management fees, as the natural liquidation and strategic disposition of for-sale housing investments has resulted in significant distributions to third-party investors over the past twelve months, thereby reducing the outstanding invested capital upon which asset management fees are based. However, the reduction in asset management fees from for-sale housing investments was partially offset by new Investment Vehicles in Tricon’s other business segments, including the U.S. multi-family rental joint venture formed on March 31, 2021.

Johnson’s development fees are earned based on the number of lots sold to homebuilders, as mentioned above. While Johnson does not generate revenues from third-party home sales, the number of homes sold is indicative of Johnson’s expected future performance as homebuilders must replenish inventories to accommodate future demand. In spite of the COVID-19 pandemic, the for-sale housing market has fared well, underpinned by ultra-low mortgage interest rates, de-densification and de-urbanization trends and extended work-from-home orders, which have all led to higher demand for detached houses. As a result of labour and materials supply shortages caused by the COVID-19 pandemic, homebuilders at Johnson’s communities are at or nearing production capacity. Following record third-party home sales in 2020, which continued to trend upward in the first quarter of 2021, homebuilders are now deliberately restricting home sales until they catch up on the backlog, which has impacted third-party home sales during the quarter (Q2 2021 – 883 vs. Q2 2020 – 1,241). Nevertheless, homebuyer traffic has remained strong, and as a result, homebuilders are still actively acquiring lots to fill their projections (Q2 2021 – 911 vs. Q2 2020 – 822).

The Company also earns significant fees from managing the single-family rental homes and Canadian residential developments held in controlled subsidiaries, which are eliminated upon consolidation. The tables below provide an overview of the gross fees earned, followed by consolidation eliminations to arrive at the net fees earned in the three and six months ended June 30, 2021 and 2020.

For the three months ended	June 30, 2021			June 30, 2020
(in thousands of U.S. dollars)	Gross management fees	Less fees eliminated upon consolidation	Total	Gross management fees	Less fees eliminated upon consolidation	Total
Asset management fees(1)	$3,781	$(272)	$3,509	$3,079	$—	$3,079
Performance fees	3,881	—	3,881	131	—	131
Development fees	5,944	(397)	5,547	4,692	—	4,692
Property management fees(2),(3)	16,568	(16,392)	176	10,381	(10,161)	220

Total revenue from private funds and advisory services	$30,174	$(17,061)	$13,113	$18,283	$(10,161)	$8,122

For the six months ended	June 30, 2021			June 30, 2020
(in thousands of U.S. dollars)	Gross management fees	Less fees eliminated upon consolidation	Total	Gross management fees	Less fees eliminated upon consolidation	Total
Asset management fees(1)	$6,379	$(272)	$6,107	$6,412	$—	$6,412
Performance fees	4,573	—	4,573	445	—	445
Development fees	11,793	(782)	11,011	8,614	—	8,614
Property management fees(2),(3)	29,716	(29,364)	352	21,880	(21,414)	466

Total revenue from private funds and advisory services	$52,461	$(30,418)	$22,043	$37,351	$(21,414)	$15,937

(1)

Asset management fees earned from the limited partners of SFR JV-HD are eliminated upon the consolidation of this Investment Vehicle. Asset management fees eliminated upon consolidation are accounted for within Tricon’s proportionate Core FFO (see Section 5).

(2)	Property management fees also include leasing, acquisition and construction management fee revenue.
(3)

Under IFRS, property management fees earned from consolidated Investment Vehicles are eliminated against direct operating expenses upon consolidation. Compensation expense for direct property-level management personnel is then presented as a component of direct operating expenses as part of the NOI calculation, while compensation expense for operating platform-level personnel is presented as a component of compensation expense of the Company.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  19

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Income from equity-accounted investments in multi-family rental properties

Equity-accounted investments in multi-family rental properties include Tricon’s 20% interest in the new U.S. multi-family rental joint venture formed on March 31, 2021, along with its 15% investment in 592 Sherbourne LP, which owns The Selby.

The following table provides further details regarding income from equity-accounted investments in multi-family rental properties for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
U.S. multi-family rental portfolio	$14,204	$—	$14,204	$13,655	$—	$13,655
592 Sherbourne LP (The Selby)	68	162	(94)	160	217	(57)

Income from equity-accounted investments in multi-family rental properties	$14,272	$162	$14,110	$13,815	$217	$13,598

Income from equity-accounted investments in multi-family rental properties for the three months ended June 30, 2021 was $14.3 million, a $14.1 million increase from the prior year. The variance is attributable to the inclusion of the U.S. multi-family rental portfolio as an equity-accounted investment in the current period and the incorporation of its associated income. While net operating income in the U.S. multi-family rental joint venture has now surpassed pre-pandemic levels, the majority of the income during the quarter was driven by fair value gains recorded on select properties (determined using the direct income capitalization approach). Prior to March 31, 2021, the financial results of the U.S. multi-family portfolio were accounted for under income from discontinued operations.

Income from equity-accounted investments in multi-family rental properties for the six months ended June 30, 2021 was $13.8 million, a $13.6 million increase from the prior year, attributable to the reasons discussed above.

Income (loss) from equity-accounted investments in Canadian residential developments

Equity-accounted investments in Canadian residential developments include joint ventures and equity holdings in development projects, namely The Taylor, West Don Lands, The Ivy, 7 Labatt and Queen & Ontario. The James (Scrivener Square) and The Shops of Summerhill are accounted for as Canadian development properties. The income earned from The Shops of Summerhill is presented as other income.

The following table presents the income (loss) from equity-accounted investments in Canadian residential developments for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Income (loss) from equity-accounted investments in Canadian residential developments	$27	$(7)	$34	$24	$5,090	$(5,066)

Income from investments in Canadian residential developments for the three months ended June 30, 2021 was largely unchanged compared to the same period in the prior year, representing net income (loss) from incidental operations at the development properties during the pre-demolition period.

Income from investments in Canadian residential developments for the six months ended June 30, 2021 was nominal compared to income of $5.1 million in the same period of the prior year, which relates primarily to fair value gains recognized on the West Don Lands project (Block 8) upon the commencement of construction.

Income (loss) from investments in U.S. residential developments

The following table presents the income (loss) from investments in U.S. residential developments for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Income (loss) from investments in U.S. residential developments	$8,251	$3,155	$5,096	$14,910	$(76,424)	$91,334

Income from investments in U.S. residential developments for the three months ended June 30, 2021 was $8.3 million, an increase of $5.1 million from the same period in the prior year as a result of strong for-sale housing demand that stemmed from historically low mortgage rates, positive demographic and employment trends, and a continued shift towards work-from-home arrangements, with a preference for larger living spaces in suburban locations.

20 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Income from investments in U.S. residential developments for the six months ended June 30, 2021 was $14.9 million, an increase of $91.3 million from the same period in the prior year. This year-over-year increase reflects healthy project performance in the current period, compared to a one-time fair value write-down incurred in the comparative period due to rapidly deteriorating business fundamentals at the onset of the COVID-19 pandemic.

While the for-sale housing market outlook for the remainder of the year appears favourable, management continues to monitor possible headwinds from rising construction costs driven by material and labour scarcity and the impact of new for-sale housing supply on the market. In addition, the rising cost of home ownership has created greater barriers to entry for potential buyers, which could impact today’s high absorption rates, and therefore, ultimately affect future cash flows.

Compensation expense

The following table provides further details regarding compensation expense for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30		Three months			Six months
(in thousands of U.S. dollars)		2021	2020	Variance	2021	2020	Variance
Salaries and benefits		$9,750	$8,620	$(1,130)	$19,567	$17,045	$(2,522)
Cash component		3,250	2,259	(991)	6,706	4,768	(1,938)
Restricted shares, share units and stock options		2,076	1,814	(262)	5,216	1,981	(3,235)

Annual incentive plan (“AIP”)		5,326	4,073	(1,253)	11,922	6,749	(5,173)
Cash component		5,083	502	(4,581)	6,383	(2,154)	(8,537)
Share units and stock options		94	182	88	131	2,145	2,014

Long-term incentive plan (“LTIP”)		5,177	684	(4,493)	6,514	(9)	(6,523)

Total compensation expense	+ +	$20,253	$13,377	$(6,876)	$38,003	$23,785	$(14,218)

Compensation expense for the three months ended June 30, 2021 was $20.3 million, an increase of $6.9 million compared to the same period in the prior year. The variance is attributable to:

•

An increase of $4.6 million in cash-settled LTIP expense, driven by higher estimated future performance fees that are expected to be paid to participants under the LTIP once the performance fees are realized. The increase in estimated future performance fees correlates with the significant fair value gains recognized across Tricon’s various business segments during the quarter, whereas fair value gains were muted in the comparative period following the onset of the COVID-19 pandemic.

•

An increase of $1.3 million in AIP expense, largely related to a higher AIP accrual for the current period, which reflects an increase in headcount (described below) and overall financial results, along with expanded AIP eligibility as Tricon transitioned to a unified company and realigned the senior management team.

•	An increase of $1.1 million in payroll costs related to a 10% increase in headcount to support Tricon’s continued growth as well as normal course salary adjustments.

Compensation expense for the six months ended June 30, 2021 was $38.0 million, an increase of $14.2 million compared to the same period in the prior year, corresponding to:

•

An increase of $6.5 million in LTIP expense, primarily related to an $8.5 million increase in cash-settled LTIP expense as described above, whereas the comparative period reflects a reduction, driven by the one-time write-down of Tricon’s investments in for-sale housing brought on by the COVID-19 pandemic. The increase in cash-settled LTIP expense was partially offset by a $2.1 million decrease in share-based LTIP expense, as a majority of outstanding stock options were settled in 2020.

•

An increase of $5.2 million in AIP expense, primarily driven by the revaluation of performance share units (“PSUs”) to reflect changes in the Company’s share price, which increased by $2.53 per share, on a USD-converted basis, for the six months ended June 30, 2021 (2020 – a decrease of $1.47 per share). In addition, a larger AIP accrual was made for the current year as described above.

•	An increase of $2.5 million in payroll costs as described above.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  21

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

General and administration expense

The following table presents general and administration expense for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
General and administration expense	$9,270	$7,686	$(1,584)	$17,673	$17,397	$(276)

General and administration expense for the three months ended June 30, 2021 was $9.3 million, an increase of $1.6 million compared to the same period in the prior year, driven by a significant increase in business activity amid third-party fundraising and office reopening efforts, whereas business activities were constrained in the comparative period as a result of the COVID-19 pandemic.

General and administration expense for the six months ended June 30, 2021 was $17.7 million, a nominal increase of $0.3 million compared to the same period in the prior year, as the increase in business activity in the second quarter of 2021 was largely offset by muted activity in the first quarter of 2021 as a result of the COVID-19 pandemic.

Interest expense

The following table provides details regarding interest expense for the three and six months ended June 30, 2021 and 2020 by borrowing type and nature.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Corporate borrowings	$854	$4,033	$3,179	$2,055	$8,687	$6,632
Property-level borrowings	25,377	23,311	(2,066)	49,474	48,957	(517)
Convertible debentures	2,477	2,464	(13)	4,928	4,929	1
Due to Affiliate	4,312	—	(4,312)	8,625	—	(8,625)
Amortization of deferred financing costs, discounts and lease obligations	4,376	2,182	(2,194)	8,389	4,306	(4,083)

Total interest expense	$37,396	$31,990	$(5,406)	$73,471	$66,879	$(6,592)

Weighted average interest rate				2.97%	3.52%	0.55%

Interest expense was $37.4 million for the three months ended June 30, 2021, an increase of $5.4 million compared to $32.0 million for the same period last year. The variance is primarily attributable to:

•

An increase of $4.3 million in interest expense on the Due to Affiliate balance in connection with the preferred unit issuance in September 2020. These interest payments are to fund dividend payments by Tricon PIPE LLC.

•

An increase of $2.2 million in the amortization of deferred financing costs and discounts, attributable to costs incurred for the aforementioned Due to Affiliate and incremental debt for the acquisition of single-family rental homes.

•

An increase of $2.1 million in interest expense on property-level borrowings driven by an increase in the debt balance of $400.7 million, outweighing the impact of a 0.27% decrease in the average effective interest rate. The additional debt was incurred at the property-level in order to finance the Company’s growing portfolio of single-family rental homes.

•

A partially offsetting decrease of $3.2 million in interest expense on corporate borrowings, primarily resulting from lower outstanding balances at period end (a reduction of $314.8 million from $340.0 million on June 30, 2020 to $25.2 million on June 30, 2021).

Interest expense was $73.5 million for the six months ended June 30, 2021, an increase of $6.6 million compared to $66.9 million for the same period last year. The variance is primarily attributable to a year-over-year increase in the Due to Affiliate and property-level debt balances, offset by a decrease in corporate borrowings, as discussed above.

22 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Fair value gain on rental properties

The following table presents the fair value gain on rental properties held by the Company for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Fair value gain on rental properties	$254,312	$32,839	$221,473	$366,614	$53,476	$313,138

Fair value gain on single-family rental properties was $254.3 million for the three months ended June 30, 2021, an increase of $221.5 million compared to $32.8 million for the same period last year. For the six months ended June 30, 2021, the fair value gain totalled $366.6 million, an increase of $313.1 million from the prior year. The fair value of single-family rental homes is typically determined by using a combination of Broker Price Opinion (“BPO”) and Home Price Index (“HPI”) methodologies. Refer to Note 4 in the condensed interim consolidated financial statements for further details.

The higher home values for Tricon’s single-family rental portfolio are attributable to a number of factors, including population growth in desirable Sun Belt markets, low mortgage interest rates and continued work-from-home trends, all of which have strengthened demand for single-family rental homes. Meanwhile, the supply of new housing continues to be constrained by ongoing challenges related to securing entitlements for new lots and by a shortage of labour and materials, including pandemic-related supply chain bottlenecks, which in turn has created a very competitive housing market. This imbalance of supply and demand drove HPI growth to 5.2% (20.8% annualized), net of capital expenditures, compared to 0.9% (3.6% annualized) in the same period in the prior year. The HPI and BPO methodologies were also applied to a larger portfolio of homes (24,961 homes in Q2 2021 compared to 21,582 in Q2 2020), driving even higher fair value gains.

Fair value loss on derivative financial instruments and other liabilities

The following table presents the fair value loss on derivative financial instruments and other liabilities for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Fair value loss on derivative financial instruments and other liabilities	$(41,475)	$(450)	$(41,025)	$(78,647)	$(2,594)	$(76,053)

For the three months ended June 30, 2021, the fair value loss on derivative financial instruments and other liabilities increased by $41.0 million to $41.5 million compared to a loss of $0.5 million in the same period in the prior year. This unfavourable variance is mainly attributable to the new derivative liability recognized in the third quarter of 2020 in connection with the exchangeable preferred units issued by Tricon PIPE LLC.

The fair value loss on the derivative financial instruments was driven by an overall increase in Tricon’s share price, on a USD-converted basis, which served to increase the probability of exchange of the exchangeable preferred units and conversion of the 2022 debentures into Tricon’s common shares. This increased conversion probability drove the increase in the derivative liability of the Company.

For the six months ended June 30, 2021, the fair value loss on derivative financial instruments and other liabilities increased by $76.1 million to $78.6 million compared to a loss of $2.6 million in the same period in the prior year. This unfavourable variance is mainly attributable to the reasons discussed above.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  23

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Net change in fair value of limited partners’ interests in single-family rental business

Limited partner ownership interests in the single-family rental joint ventures, “SFR JV-1” and “SFR JV-HD” (see Section 4.1), are in the form of non-controlling limited partnership interests which are classified as liabilities under the provisions of IFRS. The following table presents the net change in fair value of limited partners’ interests in the single-family rental business for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Net change in fair value of limited partners’ interests in single-family rental business	$(49,246)	$(9,314)	$(39,932)	$(75,387)	$(14,765)	$(60,622)

For the three months ended June 30, 2021, the change in fair value of limited partners’ interests in the single-family rental business was $49.2 million compared to $9.3 million for the same period in the prior year, representing an increase in non-controlling limited partners’ interests of $39.9 million. This increase mainly reflects additional income earned from SFR JV-1 during the period that is attributable to the Company’s joint venture partners. The higher income was mainly driven by a $39.3 million increase in the limited partners’ share of the fair value gain on rental properties and a $4.6 million increase in NOI, which were partially offset by a $2.7 million increase in interest expense.

The SFR JV-HD joint venture closed on May 10, 2021 and did not have a meaningful impact on the net change in the fair value of limited partners’ interests in the single-family rental business.

For the six months ended June 30, 2021, the change in fair value of limited partners’ interests in the single-family rental business was $75.4 million compared to $14.8 million for the same period in the prior year, representing an increase of $60.6 million. The factors driving this change are consistent with those discussed above.

Income tax (expense) recovery from continuing operations

The following table provides details regarding income tax (expense) recovery from continuing operations for the three and six months ended June 30, 2021 and 2020.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Income tax (expense) recovery – current	$(16)	$286	$(302)	$44,457	$224	$44,233
Income tax (expense) recovery – deferred	(47,104)	(8,114)	(38,990)	(114,231)	2,853	(117,084)

Income tax (expense) recovery from continuing operations	$(47,120)	$(7,828)	$(39,292)	$(69,774)	$3,077	$(72,851)

For the three months ended June 30, 2021, income tax expense from continuing operations was $47.1 million, an increase of $39.3 million compared to $7.8 million in the same period in the prior year. This change is primarily driven by a higher fair value gain on the single-family rental properties.

For the six months ended June 30, 2021, income tax expense from continuing operations was $69.8 million, an increase of $72.9 million compared to an income tax recovery of $3.1 million in the same period in the prior year. This change is primarily driven by an increase in deferred tax expense. The Company’s higher deferred tax expense resulted from (i) a higher fair value gain on the single-family rental properties, and (ii) the crystallization of tax losses carried forward from prior years, which were previously recorded as deferred tax recoveries. The crystallization of tax losses allowed the Company to largely offset cash taxes triggered by the sale of the Company’s 80% interest in the U.S. multi-family portfolio, and hence Tricon recorded a $44.5 million current tax recovery from continuing operations.

24 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Net loss from discontinued operations

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Net operating income from multi-family rental properties	$—	$16,388	$(16,388)	$16,224	$33,473	$(17,249)
Interest expense	—	(8,260)	8,260	(7,845)	(17,314)	9,469
Other expenses	—	(2,205)	2,205	(1,176)	(3,709)	2,533
Goodwill derecognition	—	—	—	(79,112)	—	(79,112)
Transaction costs	—	—	—	(3,285)	—	(3,285)
Marked to market adjustment on rental properties	—	(22,535)	22,535	(2,030)	(22,535)	20,505

Loss before income taxes from discontinued operations	$—	$(16,612)	$16,612	$(77,224)	$(10,085)	$(67,139)
Current income tax expense arising from the sale(1)	—	—	—	(46,502)	—	(46,502)
Deferred income tax recovery	—	3,788	(3,788)	56,164	3,289	52,875

Net loss from discontinued operations	$—	$(12,824)	$12,824	$(67,562)	$(6,796)	$(60,766)

(1)	The sale gave rise to current income tax expense since the transaction value exceeded the tax cost basis and resulted in a taxable gain.

On March 31, 2021, the Company completed its previously announced joint venture arrangement with two institutional investors. Under the arrangement, the two third-party investors acquired a combined 80% interest in the existing U.S. multi-family rental portfolio with Tricon retaining a 20% interest in the joint venture. The sale reflected a total portfolio value of $1.331 billion including in-place debt, which was in line with the portfolio’s fair value reflected on Tricon’s balance sheet as of December 31, 2020. Tricon recognized its remaining 20% interest at fair value on the transaction date and proceeded to account for it as an equity-accounted investment. The business’ current- and prior-period results were reclassified as discontinued operations separate from the Company’s continuing operations.

The transaction resulted in a derecognition of goodwill that was previously recognized by the Company when Tricon transitioned to a rental housing company effective January 1, 2020. Goodwill of $79.1 million arose from the initial recognition of deferred tax liabilities based on the difference in the tax bases and the fair values of the net assets deemed to have been acquired on the transition day. The Company’s disposition of an 80% interest in the business constituted a loss of control from an accounting perspective, and therefore, the entire balance sheet of the U.S. multi-family rental business and the associated goodwill on the corporate balance sheet were deconsolidated. This deconsolidation loss was partially offset by a $9.7 million favourable tax impact, including (i) a $56.2 million tax recovery achieved through the reversal of the deferred tax liability associated with the portfolio, and (ii) a $46.5 million current tax expense arising from the sale. The current tax expense was then applied against the $44.5 million current tax recovery from continuing operations, resulting in only $2.0 million of current tax payable. The sale resulted in cash consideration of $431.6 million, which Tricon used in part to repay $295.2 million of debt (including $107.6 million of its U.S. multi-family credit facility, $112.6 million of single-family rental property-level debt and $75.0 million of the corporate credit facility), resulting in a 10.8% reduction in the Company’s net debt to assets leverage ratio to 45.8% from 56.6% at December 31, 2020 (see Section 3.2), enhancing its balance sheet flexibility. The Company used the remaining proceeds from the sale to fund growth in the single-family rental portfolio and for general corporate purposes. The joint venture also gives Tricon the opportunity to earn incremental property management, asset management and performance fees from managing the associated third-party capital.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  25

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

3.2 Review of selected balance sheet items

As at
(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
ASSETS
Non-current assets
Rental properties	$5,977,912	$6,321,918
Equity-accounted investments in multi-family rental properties	140,532	19,913
Equity-accounted investments in Canadian residential developments	93,165	74,955
Canadian development properties	117,885	110,018
Investments in U.S. residential developments	154,370	164,842
Restricted cash	110,758	116,302
Goodwill	29,726	108,838
Deferred income tax assets	70,984	102,444
Intangible assets	10,649	12,363
Other assets	82,099	47,990
Derivative financial instruments	30	841

Total non-current assets	6,788,110	7,080,424

Current assets
Cash	84,770	55,158
Amounts receivable	29,742	25,593
Prepaid expenses and deposits	15,038	13,659

Total current assets	129,550	94,410

Total assets	$6,917,660	$7,174,834

LIABILITIES
Non-current liabilities
Long-term debt	$3,248,072	$3,863,316
Convertible debentures	—	165,956
Due to Affiliate	253,954	251,647
Derivative financial instruments	108,562	45,494
Deferred income tax liabilities	322,500	298,071
Limited partners’ interests in single-family rental business	559,893	356,305
Long-term incentive plan	22,594	17,930
Other liabilities	27,128	4,599

Total non-current liabilities	4,542,703	5,003,318

Current liabilities
Amounts payable and accrued liabilities	98,291	98,290
Resident security deposits	48,414	45,157
Dividends payable	11,839	10,641
Current portion of long-term debt	25,000	274,190
Convertible debentures	167,513	—
Derivative financial instruments	14,681	—

Total current liabilities	365,738	428,278

Total liabilities	4,908,441	5,431,596

Equity
Share capital	1,359,587	1,192,963
Contributed surplus	20,644	19,738
Cumulative translation adjustment	27,356	23,395
Retained earnings	595,657	499,000

Total shareholders’ equity	2,003,244	1,735,096
Non-controlling interest	5,975	8,142

Total equity	2,009,219	1,743,238

Total liabilities and equity	$6,917,660	$7,174,834

26 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Rental properties

The table below presents the changes in the fair value of rental properties by business segment for the six months ended June 30, 2021 and the year ended December 31, 2020.

	June 30, 2021			December 31, 2020
(in thousands of U.S. dollars)	Single-Family Rental	Multi-Family Rental	Total	Single-Family Rental	Multi-Family Rental	Total
Opening balance	$4,990,542	$1,331,376	$6,321,918	$4,337,681	$1,344,844	$5,682,525
Acquisitions	557,685	—	557,685	356,514	—	356,514
Capital expenditures	71,314	2,030	73,344	93,568	9,067	102,635
Fair value adjustments	366,614	—	366,614	220,849	(22,535)	198,314
Dispositions	(8,243)	(1,333,406)	(1,341,649)	(18,070)	—	(18,070)

Balance, end of period	$5,977,912	$—	$5,977,912	$4,990,542	$1,331,376	$6,321,918

Rental properties decreased by $0.3 billion to $6.0 billion as at June 30, 2021, from $6.3 billion as at December 31, 2020. The decrease was driven by:

•

The disposition of an 80% interest in the U.S. multi-family portfolio on March 31, 2021, which resulted in the deconsolidation of $1.3 billion of rental properties. The Company’s remaining 20% interest in the U.S. multi-family rental joint venture is equity-accounted effective March 31, 2021.

•

Acquisitions of 2,266 single-family rental homes in the first six months of 2021 for $557.7 million, partially offset by the disposition of 52 properties with an aggregate carrying value of $8.2 million.

•

Capital expenditures of $73.3 million of which $47.9 million was attributable to the renovation of newly-acquired single-family homes, and the remainder to the maintenance and improvement of homes across the existing single-family rental portfolio.

•

Fair value gain of $366.6 million on the single-family rental portfolio driven by very strong demand for single-family homes, as previously discussed, combined with relatively limited supply in the Company’s Sun Belt markets that contributed to significant home price appreciation.

Equity-accounted investments in multi-family rental properties

Equity-accounted investments in multi-family rental properties include Tricon’s 20% interest in the new U.S. multi-family rental joint venture formed on March 31, 2021 along with its 15% investment in 592 Sherbourne LP, which owns The Selby. The table below presents the change in equity-accounted investments in multi-family rental properties for the six months ended June 30, 2021 and the year ended December 31, 2021.

(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
Opening balance(1)	$19,913	$19,733
Initial recognition of equity-accounted investment in U.S. multi-family rental properties	107,895	—
Advances	453	—
Distributions	(2,082)	(935)
Income from equity-accounted investments in multi-family rental properties	13,815	746
Translation adjustment	538	369

Balance, end of period	$140,532	$19,913

(1)	As at December 31, 2020, Tricon’s equity-accounted investments in multi-family properties include The Selby only.

Equity-accounted investments in multi-family rental properties increased by $120.6 million to $140.5 million as at June 30, 2021 compared to $19.9 million as at December 31, 2020. The increase was primarily attributable to the initial recognition of Tricon’s equity-accounted investment in the U.S. multi-family rental joint venture on March 31, 2021 as well as subsequent income from this portfolio driven by fair value gains on selected properties, partially offset by distributions from the joint venture.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  27

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Equity-accounted investments in Canadian residential developments

The table below presents the change in equity-accounted investments in Canadian residential developments for the six months ended June 30, 2021 and the year ended December 31, 2021.

(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
Opening balance	$74,955	$55,408
Advances	16,054	4,294
Income from equity-accounted investments in Canadian residential developments	24	13,378
Translation adjustment	2,132	1,875

Balance, end of period	$93,165	$74,955

Equity-accounted investments in Canadian residential developments increased by $18.2 million to $93.2 million as at June 30, 2021 compared to $75.0 million as at December 31, 2020. The increase was attributable to advances of $16.1 million relating primarily to the acquisition of the first project under the joint venture with the Canada Pension Plan Investment Board, as well as a favourable foreign exchange translation adjustment of $2.1 million.

Canadian development properties

The table below presents the change in investments in Canadian development properties, which are comprised of The James (Scrivener Square) and The Shops of Summerhill, for the six months ended June 30, 2021 and the year ended December 31, 2020.

(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
Opening balance	$110,018	$35,625
Acquisitions	—	65,861
Development expenditures	4,818	2,998
Translation adjustment	3,049	5,534

Balance, end of period	$117,885	$110,018

Canadian development properties increased by $7.9 million to $117.9 million as at June 30, 2021 compared to $110.0 million as at December 31, 2020. The increase was primarily driven by $4.8 million of development expenditures at The James and a favourable foreign exchange translation adjustment of $3.0 million.

Investments in U.S. residential developments

The table below presents the change in investments in U.S. residential developments for the six months ended June 30, 2021 and the year ended December 31, 2020.

(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
Opening balance	$164,842	$300,653
Advances	2,624	3,408
Distributions	(28,006)	(77,443)
Income (loss) from investments in U.S. residential developments	14,910	(61,776)

Balance, end of period	$154,370	$164,842

Investments in U.S. residential developments decreased by $10.5 million to $154.4 million as at June 30, 2021 compared to $164.8 million as at December 31, 2020. The decrease was primarily attributable to distributions of $28.0 million, which were generated from the strategic disposition of the Company’s interest in an active-adult project and the receipt of cash flows ahead of budget as a result of favourable economic conditions. This decrease was partially offset by investment income of $14.9 million as a result of healthy project performance mainly driven by strong housing demand and favourable economic conditions further discussed in Section 3.1.

28 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Debt

The following table summarizes the consolidated net debt position of the Company.

As at
(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020	Variance
Single-family rental properties borrowings	$3,238,508	$3,156,601	$81,907
Multi-family rental properties borrowings	—	910,340	(910,340)
Canadian development properties borrowings	35,201	60,037	(24,836)
Corporate borrowings	25,236	37,089	(11,853)

	$3,298,945	$4,164,067	$(865,122)
Transaction costs (net of amortization)	(24,554)	(25,019)	465
Debt discount (net of amortization)	(1,319)	(1,542)	223

Total debt per balance sheet(1)	$3,273,072	$4,137,506	$(864,434)
Cash and restricted cash	(195,528)	(171,460)	(24,068)

Net debt	$3,077,544	$3,966,046	$(888,502)

Total assets	$6,917,660	$7,174,834	$(257,174)
Net debt to assets(2)	45.8%	56.6%

(1)	Excludes the 2022 convertible debentures and Due to Affiliate.
(2)	Calculated by dividing net debt by total assets (net of cash and restricted cash).

Net debt decreased by $0.9 billion to $3.1 billion as at June 30, 2021, from $4.0 billion as at December 31, 2020. The variance was primarily attributable to:

•

A reduction of $910.3 million in multi-family rental borrowings in connection with the Company’s sale of 80% of its interests in the U.S. multi-family rental business on March 31, 2021. This transaction resulted in the deconsolidation of $800.5 million of long-term debt and the full repayment of an associated $109.9 million credit facility with a portion of the proceeds from the sale.

•	A decrease of $24.8 million in Canadian development properties borrowings attributable to the full repayment of the vendor take-back loan relating to The James.

•	An offsetting increase of $81.9 million in single-family rental properties borrowings driven by additional net debt incurred to finance home acquisitions.

•

An increase in cash and restricted cash of $24.1 million, which further reduced the net debt balance, primarily attributable to a higher cash balance being maintained to finance the acquisition of single-family rental homes expected to close next quarter.

The weighted average interest rate applicable to debt owed by the Company as at June 30, 2021 was 2.97% . The following table summarizes the debt structure and leverage position as at June 30, 2021:

(in thousands of U.S. dollars) Debt structure	Balance	% of total	Weighted average interest rate	Weighted average time to maturity (years)
Fixed	$2,482,710	75.3%	3.04%	4.0
Floating	816,235	24.7%	2.78%	1.3

Total/Weighted average	$3,298,945	100.0%	2.97%	3.3

As at June 30, 2021, the SFR JV-1 subscription facility of $24.3 million comprises the majority of Tricon’s near-term debt maturities. The SFR JV-1 subscription facility will be repaid jointly with the limited partners as per the joint venture agreement. The Company repaid $346.3 million of near-term debt during the second quarter, resulting in a relatively unchanged weighted average time to maturity of 3.3 years as at June 30, 2021 compared to 3.4 years in the previous quarter.

On June 30, 2021, Tricon and its syndicate of lenders completed the amendment and restatement of the Company’s revolving corporate credit facility. The primary substance of the amendments was to extend the maturity date of the facility to June 2024 and to update the financial covenants under the facility, which had originally been designed to reflect investment entity accounting, to bring them in line with the Company’s financial performance measurement under consolidated accounting.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 29

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Tricon’s debt maturities as at June 30, 2021 are presented below, assuming the exercise of all extension options.

DEBT MATURITY ANALYSIS*

(in millions of U.S. dollars)

*	Assumes the exercise of all extension options.

3.3 Subsequent events

SFR JV-2

Subsequent to quarter-end, on July 19, 2021, the Company announced a new single-family rental joint venture (“SFR JV-2”) with three institutional investors to acquire single-family rental homes targeting the middle-market demographic in the U.S. Sun Belt. The joint venture will have an initial equity capitalization of $1.4 billion, with the partners having the option to increase their commitment to $1.55 billion, including Tricon’s co-investment of $450 million. This represents approximately $5.0 billion of purchasing potential when including associated leverage and will enable the joint venture to acquire approximately 18,000 single-family homes over the next three years, primarily from resale channels complementing Tricon’s other single-family rental Investment Vehicles.

2022 convertible debentures

On July 30, 2021, the Company gave notice to debenture holders of its intention to redeem in full all of the outstanding balance of 5.75% extendible convertible unsecured subordinated debentures (the “2022 convertible debentures”) effective September 9, 2021, and has elected to satisfy the redemption price by the issuance of common shares of the Company. As at July 30, 2021, the outstanding 2022 convertible debentures are convertible into 16,388,528 common shares of the Company at a conversion rate of 95.6023 common shares per $1,000 principal amount, or a conversion price of approximately $10.46 per common share (equivalent to C$13.02 as of July 30, 2021).

Quarterly dividend

On August 10, 2021, the Board of Directors of the Company declared a dividend of seven cents per common share in Canadian dollars payable on or after October 15, 2021 to shareholders of record on September 30, 2021.

30 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

4 OPERATING RESULTS OF BUSINESSES

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4. OPERATING RESULTS OF BUSINESSES

Management believes that information concerning the underlying activities within each of the Company’s operating businesses is useful for investors in understanding the Company’s overall performance, and this section presents key operating highlights for the quarter on a business-by-business basis. Although the Company’s performance is primarily measured by Core FFO per share, as set out in Section 1.1, management also monitors the underlying activities within those businesses using KPIs to provide a better understanding of the performance of the Company. A list of these KPIs, together with a description of the information each measure reflects and the reasons why management believes the measure to be useful or relevant in evaluating the underlying performance of the Company’s businesses, is set out in Section 7.1. The supplemental measures presented herein are not recognized under IFRS and should not be construed as alternatives to net income determined in accordance with IFRS as indicators of Tricon’s financial performance. Tricon’s method of calculating these measures may differ from other issuers’ methods and, accordingly, these measures may not be comparable to similar measures presented by other publicly-traded entities.

The financial results and performance metrics in Section 4 and throughout this document reflect Tricon’s proportionate share of results, unless otherwise stated.

32 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Operational highlights by segment

The following table summarizes Tricon’s proportionate share of operating results and key performance metrics for each business segment.

For the periods ended June 30	Three months		Six months
(in thousands of U.S. dollars, except percentages and units)	2021	2020	2021	2020
SINGLE-FAMILY RENTAL (Refer to Section 4.1)
Total rental homes managed	24,961	21,582
Net operating income (NOI)(1)	$54,057	$49,192	$105,684	$96,860
Same home net operating income (NOI) margin(1)	66.6%	66.4%	66.6%	66.2%
Same home net operating income (NOI) margin,excluding storm impact(1),(2)	66.9%	66.4%	67.0%	66.2%
Same home net operating income (NOI) growth(1)	5.5%	N/A	4.9%	N/A
Same home net operating income (NOI) growth,excluding storm impact(1),(2)	6.1%	N/A	5.5%	N/A
Same home occupancy(1)	97.6%	97.5%	97.5%	97.0%
Same home annualized turnover(1)	22.6%	23.0%	21.5%	22.2%
Same home average quarterly rent growth – renewal(1)	4.7%	3.3%	4.4%	4.1%
Same home average quarterly rent growth – new move-in(1)	17.0%	8.0%	14.8%	7.4%
Same home average quarterly rent growth – blended(1)	8.0%	4.6%	7.4%	5.1%
MULTI-FAMILY RENTAL (Refer to Section 4.2)
U.S. multi-family rental(3) –See Section 4.2.1
Total suites managed	7,289	7,289
Net operating income (NOI)(4)	$3,471	$3,277	$6,716	$6,693
Net operating income (NOI) margin(4)	59.1%	59.0%	58.3%	59.4%
Net operating income (NOI) growth(4)	5.9%	N/A	0.3%	N/A
Occupancy(4)	95.6%	93.5%
Annualized turnover(4)	49.6%	46.5%
Average quarterly rent growth – renewal(4)	5.9%	—
Average quarterly rent growth – new move-in(4)	14.3%	(5.5%)
Average quarterly rent growth – blended(4)	10.2%	(2.2%)
Canadian multi-family rental(5) –See Section 4.2.2
Total suites managed	500	500
Net operating income (NOI)(6)	$214	$252	$445	$495
Net operating income (NOI) margin(6)	54.5%	62.1%	56.3%	62.3%
Occupancy(6)	85.6%	88.2%
Annualized turnover(6)	40.0%	27.2%
Average quarterly rent growth – blended(6)	(17.4%)	0.7%
RESIDENTIAL DEVELOPMENT (Refer to Section 4.3)
Investments in residential developments(7)	$337,009	$348,605
Cash distributions from investments to Tricon excluding performance fees	15,772	7,279	$28,006	$58,757
PRIVATE FUNDS AND ADVISORY (Refer to Sections 3.1 and 4.4)
Revenue from private funds and advisory services	$13,113	$8,122	$22,043	$15,937
Third-party AUM(8)	4,289,486	2,393,842

(1)	Operating metrics are stated at Tricon’s proportionate share of the managed portfolio and exclude limited partners’ interests in the SFR JV-1 and SFR JV-HD portfolios.
(2)	The same home NOI margin and NOI growth exclude the impact of a severe winter storm in Texas in 2021.
(3)	For the three and six months ended June 30, 2021, the total property results equate to same property results for the U.S. multi-family rental portfolio.
(4)

Results prior to the syndication of the U.S. multi-family portfolio have been recast to reflect Tricon’s current 20% ownership in the portfolio. All operating metrics are stated at Tricon’s proportionate share of the managed portfolio.

(5)

Presented within equity-accounted investments in multi-family rental properties and income from equity-accounted investments in multi-family rental properties, respectively, on the Company’s balance sheet and income statement. Tricon’s proportionate share of the operating results and key performance metrics is presented to provide more insight into underlying property operations.

(6)	Operating metrics are stated at Tricon’s proportionate share of the managed portfolio and exclude limited partner’s interest in The Selby.
(7)	Represents Tricon’s equity-accounted investments in Canadian residential developments, Canadian development properties (net of debt) and investments in U.S. residential developments.
(8)	KPI measure; see Section 7.2.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 33

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

4.1 Single-Family Rental

The discussion and presentation of the single-family rental operating metrics and results throughout this section reflect Tricon’s proportionate share of the business, including its proportionate share of the Company’s single-family rental joint ventures (“SFR JV-1” and “SFR JV-HD”), unless otherwise stated.

Business update

The Company’s single-family rental business continued to benefit from increased demand for high-quality rental homes. Throughout the COVID-19 pandemic, the business experienced an acceleration of pre-existing trends including migration to desirable Sun Belt markets and a preference for flexible and affordable rental living. In addition, single-family rentals have been rewarded by the shift towards work-from-home employment, with families prioritizing larger living spaces. In the quarter, Tricon continued to benefit from these entrenched fundamentals as well as improving employment metrics, which in turn have contributed to sustained high occupancy levels and record blended rent growth of 8.0%, including 16.7% on new move-ins and 4.6% on renewals. Meanwhile, the supply of new housing continues to be constrained by ongoing challenges related to securing entitlements for new lots and by a shortage of labour and materials, including pandemic-related supply chain bottlenecks. Tricon’s more affordable rental homes provide a much-needed alternative to the rising cost of home ownership, particularly for new households and young families.

Texas storm update

During the quarter, the Company continued restoring properties damaged by the winter storm in Texas and incurred additional costs of $0.3 million ($0.6 million YTD) for minor repairs and $0.5 million ($1.1 million YTD) in relation to major restoration work that was capitalized. This program is now substantially complete, and the majority of storm-affected homes have been repaired. Aggregate insurance claims of $2.1 million (including $1.7 million of damage insurance) have been submitted, and all insurance proceeds are expected to be recognized as income in the second half of the year.

Portfolio details – total

The table below provides a summary of the single-family rental home portfolio, reflecting information for all homes managed by Tricon, including all homes owned by SFR JV-1, SFR JV-HD and homes wholly-owned by Tricon.

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Tricon wholly-owned homes	15,507	15,375	15,355	15,384	15,410	15,429
SFR JV homes (34% TCN / 66% JV Partners)	9,501	8,160	7,439	6,597	6,212	6,154

Total homes managed	25,008	23,535	22,794	21,981	21,622	21,583
Less homes held for sale	47	33	28	33	40	48

Rental homes	24,961	23,502	22,766	21,948	21,582	21,535
Homes acquired	1,504	762	842	388	68	538
Less homes disposed	(31)	(21)	(29)	(29)	(29)	(32)

Net homes acquired during the quarter(1)	1,473	741	813	359	39	506

(1)

Of the homes acquired during the quarter, 1,341 were acquired by the joint ventures and 163 wholly-owned homes were acquired (these are expected to be sold into a new joint venture, “SFR JV-2” in Q3). All homes disposed of during the period were wholly-owned.

During the quarter, the Company expanded its portfolio through the organic acquisition of a record 1,504 homes at an average cost per home of $268,000, including up-front renovations. Management expects to exceed pre-pandemic acquisition levels by targeting an average of 1,500 home acquisitions per quarter for the remainder of 2021.

On May 10, 2021, the Company entered into the Homebuilder Direct joint venture (“SFR JV-HD”) to acquire new single-family homes primarily from homebuilders and developers in its target markets, which naturally complements its existing organic and portfolio acquisition programs. Subsequent to quarter-end, the Company announced a new joint venture (“SFR JV-2”) which will enable it to increase its purchasing potential of resale or existing homes (see Section 3.3) .

34 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

While home prices continued to appreciate in Tricon’s acquisition markets, rents have also been increasing at a similar pace, allowing the Company to maintain its targeted pace of acquisitions at attractive cap rates. Management continues to see a vast growth opportunity in single-family rental as Tricon’s annual acquisitions represent a negligible percentage (estimated to be less than 0.5%) of resale home volumes in its Sun Belt markets.

Geography	Rental homes	Average vintage	Average total cost per home (in U.S. dollars)	Average size (sq. feet)	Tricon % ownership
Atlanta	5,655	1997	$166,000	1,752	76.0%
Charlotte	2,936	1999	183,000	1,601	65.3%
Nashville	1,195	2009	291,000	1,905	33.7%
Columbia	979	1997	142,000	1,511	62.6%
Raleigh	369	2006	224,000	1,534	33.7%
Greensboro(1)	8	2007	255,000	1,863	83.4%

Southeast United States	11,142	1999	$184,000	1,700	66.1%
Phoenix	2,186	1996	$197,000	1,693	98.8%
Northern California	995	1970	226,000	1,303	100.0%
Las Vegas	686	1997	205,000	1,674	99.9%
Southern California	267	1963	193,000	1,312	100.0%
Reno	248	1981	182,000	1,549	100.0%

Western United States	4,382	1987	$204,000	1,570	99.4%
Dallas	1,945	1992	$180,000	1,594	72.5%
Houston	1,606	1994	166,000	1,613	69.7%
San Antonio(2)	719	2001	181,000	1,622	56.9%

Texas	4,270	1995	$175,000	1,606	68.9%
Tampa	1,971	1988	$189,000	1,565	82.2%
Jacksonville	844	1996	179,000	1,523	68.5%
Southeast Florida	672	1968	182,000	1,434	100.0%
Orlando	533	1990	195,000	1,484	86.3%

Florida	4,020	1987	$187,000	1,523	82.9%
Indianapolis	1,147	2002	$164,000	1,641	58.9%

Midwest United States	1,147	2002	$164,000	1,641	58.9%

Total/Weighted average	24,961	1995	$185,000	1,630	74.8%

(1)	Newly entered market in the current period.
(2)	Includes one property acquired in Austin.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 35

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Dedicated rental home communities (build-to-rent)

Tricon currently owns seven build-to-rent communities totalling 619 homes and has a robust acquisition and development pipeline that is expected to increase its community count by an additional 15 to 20 communities over the next two years (see “Non-IFRS measures and forward-looking statements” on page 1). These communities are located across Tricon’s target geographic markets and offer residents the benefit of living in a new home and typically include shared amenities such as parks, playgrounds, pools and community gathering spaces.

Community	Location	Number of homes (at completion)	Status
Vistancia	Phoenix, AZ	136	Stabilized
Canterbury Crossings	Charlotte, NC	36	Stabilized
Hillwood Court	Nashville, TN	50	Stabilized
Hickory Station	Nashville, TN	66	Stabilized
Carriage Hills	Atlanta, GA	73	Stabilized
Palomino Ranch	Houston, TX	134	Under development
Trails at Culebra(1)	San Antonio, TX	124	Under development

Total		619

(1)

The homes in this community are not included in the rental homes portfolio; however, they are part of Tricon’s build-to-rent strategy currently being pursued within the existing THPAS JV-1 joint venture investment vehicle (see Section 4.3.2) .

Quarterly operating trends – Tricon’s proportionate share of the total portfolio

Operating metric highlights

Operating highlights for the total portfolio included strong occupancy of 96.1% in spite of a record number of organic acquisitions during the quarter. In addition, the single-family rental business experienced accelerating rent growth during the quarter and achieved record blended rent growth of 8.0%, comprised of 16.7% growth on new leases as well as 4.6% growth on renewals. The Company continues to maintain an occupancy bias by self-governing rent growth for existing residents resulting in increased resident tenure at the expense of modestly higher renewal rent growth. Management expects that a favourable supply-demand imbalance coupled with inherent portfolio loss-to-lease, estimated to be 12% to 15% of current rents, will continue to drive robust rent growth in 2021 and beyond (see “Non-IFRS measures and forward-looking statements” on page 1). The annualized turnover rate was 23.1% during the second quarter of 2021, a 0.4% decline from 23.5% recorded in the same period in 2020, reflecting Tricon’s continued focus on exceptional customer service and resident retention.

Proportionate operating metrics	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Occupancy	96.1%	96.3%	96.4%	97.3%	97.1%	95.5%
Annualized turnover rate	23.1%	20.8%	22.3%	26.3%	23.5%	21.4%
Average monthly rent	$1,513	$1,483	$1,464	$1,450	$1,432	$1,420
Average quarterly rent growth – renewal	4.6%	4.0%	2.9%	2.4%	3.2%	5.3%
Average quarterly rent growth – new move-in	16.7%	12.1%	10.7%	11.6%	7.5%	7.5%
Average quarterly rent growth – blended	8.0%	6.4%	5.4%	5.1%	4.5%	5.9%

36 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Operating results – Tricon’s proportionate share of the total portfolio

For the three months ended June 30 (in thousands of U.S. dollars)	2021	% of revenue	2020(1)	% of revenue	Variance	% Variance
Rental revenue	$79,542		$72,892		$6,650	9.1%
Concessions and abatements	(450)		(206)		(244)	(118.4%)
Fees and other revenue	3,359		2,383		976	41.0%
Bad debt expense	(1,393)		(1,208)		(185)	(15.3%)

Total revenue from rental properties	$81,058	100.0%	$73,861	100.0%	$7,197	9.7%
Property taxes	12,319	15.2%	11,370	15.4%	(949)	(8.3%)
Repairs and maintenance	4,444	5.5%	3,624	4.9%	(820)	(22.6%)
Turnover	1,058	1.3%	1,504	2.0%	446	29.7%
Property management expenses	5,333	6.6%	4,829	6.5%	(504)	(10.4%)
Property insurance	1,189	1.5%	1,077	1.5%	(112)	(10.4%)
Marketing and leasing	238	0.3%	298	0.4%	60	20.1%
Homeowners’ association (HOA) costs	1,163	1.4%	971	1.3%	(192)	(19.8%)
Other direct expenses	1,257	1.6%	996	1.3%	(261)	(26.2%)

Total direct operating expenses	$27,001		$24,669		$(2,332)	(9.5%)
Net operating income (NOI)(2),(3)	$54,057		$49,192		$4,865	9.9%
Net operating income (NOI) margin(2),(3)	66.7%		66.6%

(1)

The Company elected to replace its property management expense with directly incurred property-level compensation costs effective January 1, 2021. The property management expense above represents property-level operations personnel costs. Marketing and leasing expenses that were previously included in the property management expense have now been reclassified as a separate line item. The comparative period has been reclassified to conform with the current period presentation, and there was no impact on NOI or NOI margin as a result of this change in presentation.

(2)	KPI measures; see Section 7.1.
(3)	NOI and NOI margin include the impacts of a severe winter storm in Texas in 2021. The following table excludes the non-recurring repairs and concessions offered in relation to the Texas storm:

For the three months ended June 30
(in thousands of U.S. dollars)	2021	2020	% Variance
Total revenue from rental properties	$81,107	$73,861	9.8%
Total direct operating expenses	26,772	24,669	(8.5%)

Net operating income (NOI), excluding storm impact	$54,335	$49,192	10.5%
Net operating income (NOI) margin, excluding storm impact	67.0%	66.6%

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 37

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

For the six months ended June 30 (in thousands of U.S. dollars)	2021	% of revenue	2020(1)	% of revenue	Variance	% Variance
Rental revenue	$156,008		$143,459		$12,549	8.7%
Concessions and abatements	(786)		(627)		(159)	(25.4%)
Fees and other revenue	6,000		5,196		804	15.5%
Bad debt expense	(3,005)		(1,788)		(1,217)	(68.1%)

Total revenue from rental properties	$158,217	100.0%	$146,240	100.0%	$11,977	8.2%
Property taxes	24,534	15.5%	22,910	15.7%	(1,624)	(7.1%)
Repairs and maintenance	8,297	5.2%	7,279	5.0%	(1,018)	(14.0%)
Turnover	1,890	1.2%	2,841	1.9%	951	33.5%
Property management expenses	10,467	6.6%	9,770	6.7%	(697)	(7.1%)
Property insurance	2,381	1.5%	2,147	1.5%	(234)	(10.9%)
Marketing and leasing	485	0.3%	542	0.4%	57	10.5%
Homeowners’ association (HOA) costs	2,186	1.4%	1,912	1.3%	(274)	(14.3%)
Other direct expenses	2,293	1.4%	1,979	1.4%	(314)	(15.9%)

Total direct operating expenses	$52,533		$49,380		$(3,153)	(6.4%)
Net operating income (NOI)(2),(3)	$105,684		$96,860		$8,824	9.1%
Net operating income (NOI) margin(2),(3)	66.8%		66.2%

(1)

The Company elected to replace its property management expense with directly incurred property-level compensation costs effective January 1, 2021. The property management expense above represents property-level operations personnel costs. Marketing and leasing expenses that were previously included in the property management expense have now been reclassified as a separate line item. The comparative period has been reclassified to conform with the current period presentation, and there was no impact on NOI or NOI margin as a result of this change in presentation.

(2)	KPI measures; see Section 7.1.
(3)	NOI and NOI margin include the impacts of a severe winter storm in Texas in 2021. The following table excludes the non-recurring repairs and concessions offered in relation to the Texas storm:

For the six months ended June 30
(in thousands of U.S. dollars)	2021	2020	% Variance
Total revenue from rental properties	$158,356	$146,240	8.3%
Total direct operating expenses	52,042	49,380	(5.4%)

Net operating income (NOI), excluding storm impact	$106,314	$96,860	9.8%
Net operating income (NOI) margin, excluding storm impact	67.1%	66.2%

Total portfolio NOI increased by $4.9 million or 9.9% to $54.1 million in the second quarter of 2021 compared to $44.9 million in the second quarter of 2020. Excluding the impact of the Texas storm-related expenses, NOI would have been $54.3 million, representing a 10.5% increase year-over-year. The variance in NOI is primarily driven by a $6.7 million or 9.1% increase in rental revenue as a result of higher average monthly rent ($1,513 in Q2 2021 vs. $1,432 in Q2 2020) and a larger rental portfolio (Tricon’s proportionate share of homes was 18,662 in Q2 2021 compared to 17,461 in Q2 2020). Fees and other revenue also increased by $1.0 million, driven by portfolio expansion as well as incremental ancillary revenue earned on additional services provided to residents, such as the roll-out of the smart-home technology program.

Direct operating expenses in the quarter increased by $2.3 million or 9.5% driven by higher costs incurred on a larger portfolio of homes, which were partially offset by savings on turnover as well as marketing and leasing expenses. The turnover expense savings were attributable to a slightly lower turnover rate, higher resident recoveries, and a higher percentage of turnover costs being capitalized as non-essential capital projects were curtailed in the comparative period.

38 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Cost to maintain – Tricon’s proportionate share of the total portfolio

(in thousands of U.S. dollars, except cost to maintain per home and cost to maintain per square foot)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Recurring operating expense
Repairs and maintenance operating expense	$4,444	$3,853	$4,057	$4,023	$3,680	$3,655
Turnover operating expense	1,058	832	986	1,368	1,504	1,337

Total recurring operating expense	$5,502	$4,685	$5,043	$5,391	$5,184	$4,992
Recurring capital expenditures
Repairs and maintenance capital expense	$5,861	$4,748	$5,129	$5,666	$4,330	$4,136
Turnover capital expense	1,089	555	421	726	628	1,426

Total recurring capital expenditures	$6,950	$5,303	$5,550	$6,392	$4,958	$5,562
Total cost to maintain	12,452	9,988	10,593	11,783	10,142	10,554
Annualized recurring operating expense per home	1,216	1,056	1,152	1,238	1,193	1,160
Annualized recurring capital expense per home	1,536	1,195	1,267	1,468	1,141	1,293

Total annualized cost to maintain per home	$2,752	$2,251	$2,419	$2,706	$2,334	$2,453

Total annualized cost to maintain per square foot	$1.69	$1.39	$1.50	$1.68	$1.45	$1.52

Total cost to maintain was $12.5 million for the three months ended June 30, 2021, an increase of $2.3 million or 22.8% compared to the same period in the prior year. This increase was driven by higher repairs and maintenance expense on a larger portfolio of homes, an increase in repair activities related to the Texas winter storm, and suppressed recurring capital expenditures in the comparative period as non-essential capital projects were delayed as a result of the COVID-19 pandemic.

Capital expenditures – Tricon’s proportionate share of the total portfolio

(in thousands of U.S. dollars)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Up-front renovation capital expenditures	$14,380	$13,738	$13,376	$6,020	$5,952	$9,006
Recurring capital expenditures	6,950	5,303	5,550	6,392	4,958	5,562
Value-enhancing capital expenditures	4,979	2,245	2,141	2,525	2,728	2,659

Total capital expenditures	$26,309	$21,286	$21,067	$14,937	$13,638	$17,227

Total capital expenditures were $26.3 million for the three months ended June 30, 2021, an increase of $12.7 million or 93% compared to the same period in the prior year. The variance was primarily attributable to an increase in up-front renovation capital expenditures as a high number of homes requiring renovations were acquired through organic channels during the quarter, whereas home acquisition activity was temporarily paused in the comparative period as a result of the pandemic.

Recurring capital expenditures increased year-over-year as a result of the Texas winter storm-related charges, growth in the portfolio size and the delay of non-essential capital expenditures in the comparative period as discussed above. Additionally, the Company saw increased recurring capital spending needs for homes that have not turned for a prolonged period of time, driven by the record low turnover rates throughout the pandemic.

The Company also incurred higher value-enhancing capital expenditures during the quarter as a result of a national pool fencing enhancement program, which increased the safety and security of its homes.

Rental properties balance sheet activities – Tricon’s proportionate share of the total portfolio

For the six months ended June 30 (in thousands of U.S. dollars)	2021	2020
Cost basis of rental properties, beginning of period	$3,086,918	$2,913,716
Acquisition of rental properties	234,768	40,004
Disposition of rental properties	(6,810)	(8,481)
Up-front renovation capital expenditures	28,118	14,958
Recurring capital expenditures	12,253	10,520
Value-enhancing capital expenditures	7,225	5,387

Total cost basis of rental properties	$3,362,472	$2,976,104
Cumulative fair value adjustment	1,151,385	713,519

Fair value of rental properties	$4,513,857	$3,689,623

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 39

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Same home operating results – Tricon’s proportionate share

The same home portfolio includes homes that have been stabilized since September 30, 2019 as per the NAREIT guidelines (see Section 7.1).

Operating metric highlights

For the same home portfolio, blended rent growth for the quarter was 8.0% (including 17.0% on new leases and 4.7% on renewals), accompanied by a 0.1% increase in occupancy to 97.6% from 97.5% recorded in the same period in 2020. The Company’s continued focus on resident retention and its occupancy bias helped it achieve an annualized turnover rate of 22.6% on the same home portfolio, a 0.4% decrease compared to 23.0% in the second quarter of 2020.

For the periods ended June 30 (in U.S. dollars)	Three months			Six months
	2021	2020	Variance	2021	2020	Variance
Operating metrics – same home(1)
Tricon wholly-owned rental homes	14,783	14,783	—	14,783	14,783	—
SFR JV-1 homes (34% TCN / 66% JV Partners)	3,374	3,374	—	3,374	3,374	—

Rental homes	18,157	18,157	—	18,157	18,157	—
Occupancy	97.6%	97.5%	0.1%	97.5%	97.0%	0.5%
Annualized turnover rate	22.6%	23.0%	0.4%	21.5%	22.2%	0.7%
Average monthly rent	$1,509	$1,431	$78	$1,496	$1,426	$70
Average rent growth – renewal	4.7%	3.3%	1.4%	4.4%	4.1%	0.3%
Average rent growth – new move-in	17.0%	8.0%	9.0%	14.8%	7.4%	7.4%
Average rent growth – blended	8.0%	4.6%	3.4%	7.4%	5.1%	2.3%

(1)	The operating metrics reflect Tricon’s proportionate share of the same home portfolio, other than the total number of homes comprising the same home portfolio which is presented in aggregate.

For the three months ended June 30 (in thousands of U.S. dollars)	2021	% of revenue	2020	% of revenue	Variance	% Variance
Rental revenue	$70,004		$66,665		$3,339	5.0%
Concessions and abatements	(406)		(133)		(273)	(205.3%)
Fees and other revenue	2,774		2,079		695	33.4%
Bad debt expense(1)	(1,241)		(1,106)		(135)	(12.2%)

Total revenue from rental properties	$71,131	100.0%	$67,505	100.0%	$3,626	5.4%
Property taxes	11,045	15.5%	10,537	15.6%	(508)	(4.8%)
Repairs and maintenance	4,064	5.7%	3,425	5.1%	(639)	(18.7%)
Turnover	909	1.3%	1,437	2.1%	528	36.7%
Property management expenses	4,669	6.6%	4,419	6.5%	(250)	(5.7%)
Property insurance	1,082	1.5%	998	1.5%	(84)	(8.4%)
Marketing and leasing	151	0.2%	249	0.4%	98	39.4%
Homeowners’ association (HOA) costs	931	1.3%	826	1.2%	(105)	(12.7%)
Other direct expenses	936	1.3%	758	1.1%	(178)	(23.5%)

Total direct operating expenses	$23,787		$22,649		$(1,138)	(5.0%)
Net operating income (NOI)(2)	$47,344		$44,856		$2,488	5.5%
Net operating income (NOI) margin(2)	66.6%		66.4%

(1)

The Company has reserved 100% of residents’ accounts receivable balances aged more than 30 days. The bad debt expense during the quarter represented 1.7% of revenue, compared to historical bad debt levels (pre-COVID-19) of approximately 0.8%.

(2)	NOI and NOI margin include the impact of a severe winter storm in Texas in Q1 2021. The following table excludes the non-recurring repairs and concessions associated directly with the Texas storm.

For the three months ended June 30 (in thousands of U.S. dollars)	2021	2020	% Variance
Total revenue from rental properties	$71,177	$67,505	5.4%
Total direct operating expenses	23,582	22,649	(4.1%)

Net operating income (NOI), excluding storm impact	$47,595	$44,856	6.1%
Net operating income (NOI) margin, excluding storm impact	66.9%	66.4%

40 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

For the six months ended June 30 (in thousands of U.S. dollars)	2021	% of revenue	2020	% of revenue	Variance	% Variance
Rental revenue	$138,645		$131,985		$6,660	5.0%
Concessions and abatements	(695)		(366)		(329)	(89.9%)
Fees and other revenue	5,017		4,586		431	9.4%
Bad debt expense	(2,716)		(1,644)		(1,072)	(65.2%)

Total revenue from rental properties	$140,251	100.0%	$134,561	100.0%	$5,690	4.2%
Property taxes	22,186	15.8%	21,286	15.8%	(900)	(4.2%)
Repairs and maintenance	7,609	5.4%	6,776	5.0%	(833)	(12.3%)
Turnover	1,664	1.2%	2,709	2.0%	1,045	38.6%
Property management expenses	9,278	6.6%	9,008	6.7%	(270)	(3.0%)
Property insurance	2,177	1.6%	1,999	1.5%	(178)	(8.9%)
Marketing and leasing	349	0.2%	456	0.3%	107	23.5%
Homeowners’ association (HOA) costs	1,783	1.3%	1,632	1.2%	(151)	(9.3%)
Other direct expenses	1,730	1.2%	1,550	1.2%	(180)	(11.6%)

Total direct operating expenses	$46,776		$45,416		$(1,360)	(3.0%)
Net operating income (NOI)(1)	$93,475		$89,145		$4,330	4.9%
Net operating income (NOI) margin(1)	66.6%		66.2%

(1)	NOI and NOI margin include the impact of a severe winter storm in Texas in Q1 2021. The following table excludes the non-recurring repairs and concessions associated directly with the Texas storm.

For the six months ended June 30 (in thousands of U.S. dollars)	2021	2020	% Variance
Total revenue from rental properties	$140,374	$134,561	4.3%
Total direct operating expenses	46,331	45,416	(2.0%)

Net operating income (NOI), excluding storm impact	$94,043	$89,145	5.5%
Net operating income (NOI) margin, excluding storm impact	67.0%	66.2%

Total revenue for the same home portfolio increased by $3.6 million or 5.4% to $71.1 million in the second quarter of 2021 compared to $67.5 million for the same period in the prior year. This favourable change was primarily attributable to the following:

•

Rental revenue – Rental revenue was $70.0 million compared to $66.7 million in the comparative period, representing an increase of 5.0%. This favourable variance was primarily driven by a higher average monthly rent per occupied home ($1,509 in Q2 2021 compared to $1,431 in Q2 2020) and a 0.1% increase in occupancy from 97.5% to 97.6%.

•

Fees and other revenue – Fees and other revenue were $2.8 million compared to $2.1 million in the second quarter of 2020, an increase of 33.4%. This increase was mainly driven by incremental ancillary fees from the roll-out of the Company’s smart-home technology program, which offers residents convenient and controlled access to their homes (approximately 25% of same home properties were smart-home enabled in the current quarter compared to 7% in the same period in the prior year). This program is being added to Tricon’s entire portfolio as new homes are acquired or existing homes are vacated.

•

Concessions and abatements – Concessions and abatements were $0.4 million compared to $0.1 million in the comparative period. This variance was primarily attributable to operational concessions, such as late fee and maintenance concessions offered to residents inconvenienced by the winter storm in Texas.

•

Bad debt expense – Bad debt expense remained relatively stable at $1.2 million compared to $1.1 million in the second quarter of 2020, representing 1.7% and 1.6% of revenues, respectively. The comparative period reflected the early onset of the COVID-19 pandemic; bad debt subsequently increased to a peak of 2.8% of revenues in the fourth quarter of 2020 but has since decreased as the economy continues to recover.

Same home operating expenses increased by $1.1 million or 5.0% to $23.8 million in the second quarter of 2021 from $22.6 million during the same period in 2020. The variance is largely attributable to the following:

•

Property taxes – Property taxes were $11.0 million compared to $10.5 million in the comparative period, an increase of 4.8% as a result of higher assessed property values. The rise in property values is driven by continued robust demand for single-family homes in the U.S. Sun Belt, coupled with constrained housing supply. These trends are expected to further inflate assessed property values in the latter half of 2021 and property tax expenses are expected to increase as a result.

•

Repairs and maintenance – Repairs and maintenance expenses were $4.1 million compared to $3.4 million in the comparative period, an increase of 18.7%. This movement was driven by higher work order activity (17,873 work orders completed in Q2 2021 compared to 16,113 in Q2 2020) attributable primarily to one-time repairs associated with the winter storm in Texas. The comparative period activity was also unusually low as the Company deferred non-essential maintenance activities in order to prioritize the health and safety of its residents and maintenance personnel at the height of the pandemic.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 41

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

•

Turnover expense – Turnover expense was $0.9 million compared to $1.4 million in the comparative period, a decrease of 36.7%. This favourable variance was attributable to (i) a lower annualized turnover rate of 22.6% (compared to 23.0% in Q2 2020), (ii) increased capital improvements on turned homes which lowered expense activities during the turn and (iii) higher resident recoveries. Tricon resumed its turn-related capital investment program throughout the quarter, having temporarily paused the program in the same period last year due to the pandemic.

•

Property insurance – Property insurance expense was $1.1 million compared to $1.0 million in the comparative period, an increase of 8.4%. The variance was driven by higher premiums on 2021 renewals in line with insurance premium increases across the industry.

•

Other direct expenses – Other direct expenses were $0.9 million compared to $0.8 million in the comparative period, an increase of $0.2 million or 23.5%, driven by additional costs of providing smart-home technology to more residents, as discussed above. With strong revenue growth outpacing expense growth, NOI increased by 5.5% to $47.3 million in the second quarter of 2021 compared to $44.9 million in the second quarter of 2020. Excluding the impact of the Texas storm-related expenses and concessions, same home NOI would have been $47.6 million, representing a 6.1% increase year-over-year. Same home NOI margin increased to 66.6% in the second quarter of 2021, or to 66.9% when excluding the impact of the Texas storm, from 66.4% in the same period in the prior year.

Same home operating results comparisons – Tricon’s proportionate share

Same home year-over-year comparisons – proportionate

		NOI			NOI margin
Geography	Homes	Q2 2021	Q2 2020	Change (%)	Q2 2021	Q2 2020	Change (%)
Atlanta	4,413	$10,862	$10,155	7.0%	67.7%	67.5%	0.2%
Charlotte	2,032	4,590	4,357	5.3%	71.2%	71.4%	(0.2%)
Columbia	700	1,121	976	14.9%	60.0%	56.0%	4.0%
Nashville	47	63	62	1.6%	75.8%	80.8%	(5.0%)
Raleigh	45	50	42	19.0%	76.0%	70.4%	5.6%

Southeast United States	7,237	$16,686	$15,592	7.0%	68.1%	67.8%	0.3%

Phoenix	1,896	$6,144	$5,636	9.0%	73.7%	73.1%	0.6%
Northern California	985	4,349	4,298	1.2%	77.8%	78.4%	(0.6%)
Las Vegas	588	2,026	1,865	8.6%	75.9%	74.7%	1.2%
Reno	247	1,059	1,013	4.5%	80.1%	81.2%	(1.1%)
Southern California	239	970	943	2.9%	70.9%	71.5%	(0.6%)

Western United States	3,955	$14,548	$13,755	5.8%	75.4%	75.4%	—

Tampa	1,630	$4,590	$4,239	8.3%	62.8%	61.4%	1.4%
Southeast Florida	640	1,870	1,873	(0.2%)	55.3%	55.1%	0.2%
Jacksonville	568	1,339	1,233	8.6%	65.2%	64.3%	0.9%
Orlando	440	1,251	1,196	4.6%	63.3%	64.5%	(1.2%)

Florida	3,278	$9,050	$8,541	6.0%	61.5%	60.7%	0.8%

Dallas	1,441	$3,174	$3,008	5.5%	57.3%	56.8%	0.5%
Houston	1,201	1,957	2,187	(10.5%)	50.2%	56.4%	(6.2%)
San Antonio	383	648	643	0.8%	55.2%	56.3%	(1.1%)

Texas	3,025	$5,779	$5,838	(1.0%)	54.5%	56.6%	(2.1%)

Indianapolis	662	$1,281	$1,130	13.4%	63.9%	61.0%	2.9%
Midwest United States	662	$1,281	$1,130	13.4%	63.9%	61.0%	2.9%

Total/Weighted average	18,157	$47,344	$44,856	5.5%	66.6%	66.4%	0.2%

42 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Same home year-over-year comparisons – proportionate

	Rental	Average monthly rent			Occupancy
Geography	homes	Q2 2021	Q2 2020	Change (%)	Q2 2021	Q2 2020	Change (%)
Atlanta	4,413	$1,412	$1,326	6.5%	97.6%	97.3%	0.3%
Charlotte	2,032	1,368	1,291	6.0%	97.5%	97.5%	—
Columbia	700	1,275	1,218	4.7%	97.4%	96.4%	1.0%
Nashville	47	1,660	1,615	2.8%	96.7%	96.3%	0.4%
Raleigh	45	1,425	1,328	7.3%	99.4%	95.3%	4.1%

Southeast United States	7,237	$1,368	$1,289	6.1%	97.6%	97.2%	0.4%

Phoenix	1,896	$1,468	$1,349	8.8%	98.5%	98.4%	0.1%
Northern California	985	1,954	1,875	4.2%	98.8%	98.9%	(0.1%)
Las Vegas	588	1,511	1,424	6.1%	98.8%	98.1%	0.7%
Reno	247	1,801	1,699	6.0%	97.4%	97.8%	(0.4%)
Southern California	239	1,941	1,867	4.0%	99.6%	98.4%	1.2%

Western United States	3,955	$1,645	$1,544	6.5%	98.7%	98.4%	0.3%

Tampa	1,630	$1,616	$1,550	4.3%	98.6%	97.7%	0.9%
Southeast Florida	640	1,852	1,801	2.8%	96.1%	98.3%	(2.2%)
Jacksonville	568	1,413	1,343	5.2%	97.6%	96.9%	0.7%
Orlando	440	1,541	1,466	5.1%	97.8%	97.7%	0.1%

Florida	3,278	$1,617	$1,552	4.2%	97.8%	97.7%	0.1%

Dallas	1,441	$1,542	$1,476	4.5%	96.6%	96.9%	(0.3%)
Houston	1,201	1,408	1,373	2.5%	94.5%	96.3%	(1.8%)
San Antonio	383	1,389	1,346	3.2%	95.7%	96.5%	(0.8%)

Texas	3,025	$1,469	$1,418	3.6%	95.7%	96.6%	(0.9%)

Indianapolis	662	$1,321	$1,250	5.7%	98.2%	97.7%	0.5%

Midwest United States	662	$1,321	$1,250	5.7%	98.2%	97.7%	0.5%

Total/Weighted average	18,157	$1,509	$1,431	5.5%	97.6%	97.5%	0.1%

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 43

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Same home sequential quarter comparisons – proportionate

	Rental	Average monthly rent			Occupancy
Geography	homes	Q2 2021	Q1 2021	Change (%)	Q2 2021	Q1 2021	Change (%)
Atlanta	4,413	$1,412	$1,380	2.3%	97.6%	97.0%	0.6%
Charlotte	2,032	1,368	1,344	1.8%	97.5%	97.0%	0.5%
Columbia	700	1,275	1,258	1.4%	97.4%	98.6%	(1.2%)
Nashville	47	1,660	1,651	0.5%	96.7%	98.6%	(1.9%)
Raleigh	45	1,425	1,410	1.1%	99.4%	95.7%	3.7%

Southeast United States	7,237	$1,368	$1,340	2.1%	97.6%	97.1%	0.5%

Phoenix	1,896	$1,468	$1,432	2.5%	98.5%	98.7%	(0.2%)
Northern California	985	1,954	1,934	1.0%	98.8%	98.7%	0.1%
Las Vegas	588	1,511	1,480	2.1%	98.8%	98.6%	0.2%
Reno	247	1,801	1,755	2.6%	97.4%	97.8%	(0.4%)
Southern California	239	1,941	1,917	1.3%	99.6%	99.5%	0.1%

Western United States	3,955	$1,645	$1,613	2.0%	98.7%	98.7%	—

Tampa	1,630	$1,616	$1,594	1.4%	98.6%	97.6%	1.0%
Southeast Florida	640	1,852	1,828	1.3%	96.1%	96.5%	(0.4%)
Jacksonville	568	1,413	1,385	2.0%	97.6%	96.4%	1.2%
Orlando	440	1,541	1,518	1.5%	97.8%	97.5%	0.3%

Florida	3,278	$1,617	$1,593	1.5%	97.8%	97.2%	0.6%

Dallas	1,441	$1,542	$1,520	1.4%	96.6%	96.3%	0.3%
Houston	1,201	1,408	1,392	1.1%	94.5%	95.4%	(0.9%)
San Antonio	383	1,389	1,373	1.2%	95.7%	93.8%	1.9%

Texas	3,025	$1,469	$1,450	1.3%	95.7%	95.7%	—

Indianapolis	662	$1,321	$1,294	2.1%	98.2%	98.0%	0.2%

Midwest United States	662	$1,321	$1,294	2.1%	98.2%	98.0%	0.2%

Total/Weighted average	18,157	$1,509	$1,482	1.8%	97.6%	97.3%	0.3%

44 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.1 Single-Family Rental

Same home lease-over-lease rent growth

	Rent growth
Geography	Renewal	New move-in	Blended
Atlanta	5.3%	22.4%	8.9%
Charlotte	4.9%	18.7%	10.3%
Columbia	4.0%	12.9%	7.6%
Nashville	3.3%	10.0%	6.6%
Raleigh(1)	N/A	N/A	N/A

Southeast United States	5.1%	19.8%	9.1%

Phoenix	5.5%	25.9%	9.1%
Northern California	5.2%	6.9%	5.6%
Las Vegas	5.2%	27.7%	8.4%
Reno	5.4%	19.2%	9.3%
Southern California	5.0%	8.2%	5.6%

Western United States	5.4%	20.7%	8.3%

Tampa	3.5%	15.5%	7.4%
Southeast Florida	3.0%	11.9%	5.4%
Jacksonville	4.5%	14.1%	7.5%
Orlando	4.6%	15.0%	7.7%

Florida	3.8%	14.4%	7.1%

Dallas	4.2%	14.6%	7.6%
Houston	2.2%	9.9%	5.5%
San Antonio	1.7%	12.9%	7.4%

Texas	3.1%	12.1%	6.7%

Indianapolis	4.7%	14.5%	8.2%

Midwest United States	4.7%	14.5%	8.2%

Total/Weighted average	4.7%	17.0%	8.0%

(1)	There were no new leases or lease renewals in Raleigh during the quarter.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 45

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.2 Multi-Family Rental

4.2 Multi-Family Rental

Tricon’s multi-family rental business segment consists of 24 assets, including 23 predominantly garden-style apartments in the U.S. Sun Belt and one Class A high-rise property in downtown Toronto (note that nine other properties in downtown Toronto are currently under development and are discussed in Section 4.3).

4.2.1 U.S. multi-family rental

Syndication of the U.S. multi-family rental portfolio

On March 31, 2021, the Company entered into a joint venture arrangement with two institutional investors, with Tricon retaining a 20% interest in the existing U.S. multi-family rental portfolio and the investors acquiring a combined 80% interest. Following the syndication, effective April 1, 2021, the Company began reporting only on its 20% proportionate share of the U.S. multi-family rental operating results and, as a result, comparative results have been recast, where appropriate.

Operating results overview

During the second quarter of 2021, the Company’s U.S. multi-family rental business delivered strong operational performance resulting from the reopening of local economies and active asset management efforts. Improved employment fundamentals and heightened consumer confidence drove strong leasing demand and resulted in significant improvements to both occupancy and rent growth. Specifically, the portfolio achieved occupancy of 95.6% (a 1.0% increase sequentially and 2.1% year-over-year) and blended average rent growth of 10.2%, with both KPIs exceeding pre-pandemic levels. Average monthly rent also improved sequentially for the first time since the start of the pandemic.

For the three months ended June 30, 2021, NOI increased by $0.2 million or 5.9% year-over-year to $3.5 million. This favourable variance was attributable to a $0.3 million revenue increase, partially offset by $0.1 million in incremental expenses, as explained below.

Revenue increased by $0.3 million or 5.7% to $5.9 million compared to $5.6 million for the same period in 2020. This was primarily a result of (i) a 2.1% year-over-year increase in occupancy (95.6% in Q2 2021 vs. 93.5% in Q2 2020) and (ii) incremental fee revenue from ancillary services offered to new residents (such as bundled entertainment packages) as well as additional new lease application fees driven by higher leasing traffic.

Total operating expenses increased moderately by $0.1 million or 5.5% to $2.4 million compared to $2.3 million for the same period in 2020, driven by expenses returning to pre-pandemic levels. Some non-essential maintenance activities were deferred in the prior year in light of COVID-19 safety protocols.

Texas storm update

During the quarter, the Company capitalized $0.8 million (Tricon’s share – $0.2 million) of costs related to major restoration work on its properties affected by the winter storm in Texas. Management estimates total property damage between $2.5 million and $3.0 million (Tricon’s share – $0.5 to $0.6 million) of which approximately 70% is expected to be covered by insurance. As of June 30, 2021, $1.1 million (Tricon’s share – $0.2 million) of insurance proceeds have been received and recognized as other income and excluded from NOI.

Quarterly operating trends

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Number of properties	23	23	23	23	23	23
Number of suites	7,289	7,289	7,289	7,289	7,289	7,289
Average vintage	2012	2012	2012	2012	2012	2012
Occupancy	95.6%	94.6%	93.6%	92.8%	93.5%	94.4%
Annualized turnover rate	49.6%	43.8%	46.5%	61.8%	46.5%	47.5%
Average monthly rent	$1,226	$1,212	$1,217	$1,228	$1,240	$1,244
Average quarterly rent growth – renewal	5.9%	3.5%	2.3%	1.2%	—	3.4%
Average quarterly rent growth – new move-in	14.3%	2.4%	(5.6%)	(4.5%)	(5.5%)	(1.7%)
Average quarterly rent growth – blended	10.2%	2.9%	(1.8%)	(2.0%)	(2.2%)	1.1%

46 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.2 Multi-Family Rental

Operating results – Tricon’s proportionate share of the total portfolio

For the three months ended June 30 (in thousands of U.S. dollars)	2021	% of revenue	2020(1)	% of revenue	Variance	% Variance
Rental revenue	$5,192		$5,041		$151	3.0%
Concessions and abatements	(25)		(71)		46	64.8%
Fees and other revenue	830		688		142	20.6%
Bad debt expense(2)	(120)		(100)		(20)	(20.0%)

Total revenue from rental properties	$5,877	100.0%	$5,558	100.0%	$319	5.7%
Property taxes	985	16.8%	971	17.5%	(14)	(1.4%)
Repairs, maintenance and turnover	237	4.0%	201	3.6%	(36)	(17.9%)
Property management expenses(3)	482	8.2%	470	8.5%	(12)	(2.6%)
Utilities and other direct costs(4)	379	6.4%	362	6.5%	(17)	(4.7%)
Property insurance	135	2.3%	123	2.2%	(12)	(9.8%)
Marketing and leasing	97	1.7%	63	1.1%	(34)	(54.0%)
Other property operating expenses	91	1.5%	91	1.6%	—	—

Total direct operating expenses(3)	$2,406		$2,281		$(125)	(5.5%)
Net operating income (NOI)(3),(5)	$3,471		$3,277		$194	5.9%
Net operating income (NOI) margin(3),(5)	59.1%		59.0%

Note: Given that the suite count did not change from 2020 to 2021, this should also be considered the “Same Property” portfolio.

(1)	Results prior to the syndication of the U.S. multi-family portfolio have been recast to reflect Tricon’s current 20% ownership in the portfolio to assist the reader with comparability.
(2)

The Company has reserved 100% of residents’ accounts receivable balances aged more than 30 days. The bad debt for the three months ended June 30, 2021 represents 2.0% of revenue compared to 1.8% for the same period in the prior year. Bad debt has shown sequential improvement quarter-over-quarter from 3.2% in the first quarter of 2021 to 2.0% in the second quarter as a result of the recovering labour market, improved collections and additional government rental assistance. The Company continues to work directly with residents on collections.

(3)

The Company elected to present its third-party property management service expenses as part of the corporate operating expenses effective January 1, 2021. The property management expense above represents on-site property management personnel costs. The comparative period has therefore been reclassified to conform with the current period presentation.

(4)	Utilities and other direct costs include water and sewer expense, valet waste expense, electricity and gas and cable contract costs. (5) KPI measures; see Section 7.1.

For the six months ended June 30 (in thousands of U.S. dollars)	2021(1)	% of revenue	2020(1)	% of revenue	Variance	% Variance
Rental revenue	$10,270		$10,158		$112	1.1%
Concessions and abatements	(69)		(87)		18	20.7%
Fees and other revenue	1,618		1,398		220	15.7%
Bad debt expense(2)	(304)		(198)		(106)	(53.5%)

Total revenue from rental properties	$11,515	100.0%	$11,271	100.0%	$244	2.2%
Property taxes	1,969	17.1%	1,932	17.1%	(37)	(1.9%)
Repairs, maintenance and turnover	449	3.9%	431	3.8%	(18)	(4.2%)
Property management expenses(3)	973	8.4%	934	8.3%	(39)	(4.2%)
Utilities and other direct costs(4)	770	6.7%	711	6.3%	(59)	(8.3%)
Property insurance	270	2.3%	246	2.2%	(24)	(9.8%)
Marketing and leasing	192	1.7%	134	1.2%	(58)	(43.3%)
Other property operating expenses	176	1.5%	190	1.7%	14	7.4%

Total direct operating expenses(3)	$4,799		$4,578		$(221)	(4.8%)
Net operating income (NOI)(3),(5)	$6,716		$$6,693		$23	0.3%
Net operating income (NOI) margin(3),(5)	58.3%		59.4%

Note: Given that the suite count did not change from 2020 to 2021, this should also be considered the “Same Property” portfolio.

(1)	Results prior to the syndication of the U.S. multi-family portfolio have been recast to reflect Tricon’s current 20% ownership in the portfolio to assist the reader with comparability.
(2)	Tricon has reserved 100% of residents’ accounts receivable balances aged more than 30 days.
(3)

The Company elected to present its third-party property management service expenses as part of the corporate operating expenses effective January 1, 2021. The property management expense above represents on-site property management personnel costs. The comparative period has therefore been reclassified to conform with the current period presentation.

(4)	Utilities and other direct costs include water and sewer expense, valet waste expense, electricity and gas and cable contract costs.
(5)	KPI measures; see Section 7.1.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 47

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.2 Multi-Family Rental

4.2.2 Canadian multi-family rental – The Selby

Operating results overview

Leasing demand at The Selby improved modestly during the second quarter of 2021 as Ontario progressed through Stage 2 of its reopening plan. During the quarter, management continued its strong occupancy bias which drove a 2.0% sequential increase in occupancy to 85.6%, although rent growth remained negative as a result of market-level concessions and drove a decline in year-over-year and sequential NOI. By the end of June, corporate offices had begun to welcome employees back to the workplace, more businesses reopened, and Toronto’s universities began preparations for a return to in-person learning in the fall. This positive reopening momentum resulted in a significant uptick in demand subsequent to quarter-end and pushed occupancy above 90% in July.

Quarterly operating trends – proportionate

	Q2 2021		Q1 2021		Q4 2020		Q3 2020		Q2 2020		Q1 2020
Number of properties		1		1		1		1		1		1
Number of suites		500		500		500		500		500		500
Average vintage		2018		2018		2018		2018		2018		2018
Occupancy		85.6%		83.6%		87.0%		87.1%		88.2%		85.8%
Annualized turnover rate		40.0%		24.8%		41.6%		52.8%		27.2%		10.4%
Average monthly rent(1)		$2,532		$2,589		$2,648		$2,664		$2,675		$2,666
Average quarterly rent growth – renewal		(7.2%)		(1.9%)		1.3%		(0.7%)		0.8%		2.2%
Average quarterly rent growth – new move-in		(22.3%)		(11.1%)		(11.3%)		(3.8%)		—		4.2%
Average quarterly rent growth – blended		(17.4%)		(6.5%)		(5.1%)		(2.0%)		0.7%		2.4%
Net operating income (NOI)(1)		$263		$290		$287		$278		$338		$339
Net operating income (NOI) margin		54.5%		57.8%		55.6%		54.0%		62.1%		62.4%
Net operating income (NOI)(1)	US$	214	US$	231	US$	220	US$	212	US$	252	US$	243

(1)

All dollar amounts in this table are expressed in Canadian dollars and represent Tricon’s share of the operating results unless otherwise indicated. Tricon currently owns a 15% equity interest in The Selby.

48 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.3 Residential Development

4.3 Residential Development

Tricon’s Residential Development business segment currently includes (i) new Class A multi-family rental apartments in Canada that are in the development and construction stages, (ii) build-to-rent single-family rental communities in the U.S., and (iii) legacy investments in for-sale housing development projects predominantly in the U.S.

As at

(in thousands of U.S. dollars)	June 30, 2021	December 31, 2020
Canadian residential developments – See Section 4.3.1	$182,639	$128,116
U.S. residential developments – See Section 4.3.2	154,370	164,842

Net investments in residential developments – see Section 5	$337,009	$292,958

Net investments in residential developments as a % of total real estate assets	5%	5%

4.3.1 Canadian residential developments

The Company is one of the most active rental developers in downtown Toronto with nine projects totalling 4,535 units (including select condominium units) under construction or in pre-construction as at June 30, 2021. The Company’s portfolio also includes an existing commercial property, The Shops of Summerhill, adjacent to one of its multi-family development properties. Once construction is complete and lease-up stabilization occurs, newly built Canadian multi-family rental apartments will transition from the residential development business segment to Tricon’s multi-family rental business segment.

In May 2021, Tricon and its joint venture partner, Canada Pension Plan Investment Board (“CPP Investments”), closed on its first investment, a 1.8-acre development site in Toronto’s Queen East neighbourhood (“Queen & Ontario”), which will consist of two towers totalling 824 units. Tricon continues to evaluate additional investment opportunities as part of its recently announced joint venture with CPP Investments and other strategic partners.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 49

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.3 Residential Development

As at June 30, 2021, the carrying value of Tricon’s net assets in its Canadian multi-family development portfolio was $182.6 million. The following table summarizes the net assets by project.

	June 30, 2021				December 31, 2020
(in thousands of U.S. dollars)	Tricon’s share of property value	Tricon’s share of debt and lease obligations(1)	Tricon’s share of net working capital and other items	Tricon’s net assets(2)	Tricon’s share of property value	Tricon’s share of debt and lease obligations(1)	Tricon’s share of net working capital and other items	Tricon’s net assets(2)
Projects in pre-construction
7 Labatt	$25,846	$(9,054)	$52	$16,844	$24,941	$(8,814)	$53	$16,180
West Don Lands – Block 20	16,419	(15,118)	385	1,686	15,232	(14,551)	256	937
Queen & Ontario	33,432	(19,368)	(284)	13,780	—	—	—	—

Subtotal – Projects in pre-construction	$75,697	$(43,540)	$153	$32,310	$40,173	$(23,365)	$309	$17,117
Projects under construction
The Taylor (57 Spadina)	$38,591	$(15,756)	$(865)	$21,970	$33,972	$(11,920)	$(664)	$21,388
West Don Lands – Block 8	48,792	(37,942)	(2,230)	8,620	37,496	(29,545)	(468)	7,483
West Don Lands – Blocks 3/4/7	27,348	(14,933)	(2,070)	10,345	23,639	(11,818)	(2,246)	9,575
West Don Lands – Block 10(3)	6,164	(4,616)	1,527	3,075	850	—	2,144	2,994
The Ivy (8 Gloucester)	29,363	(12,474)	(44)	16,845	19,175	(3,138)	361	16,398
The James (Scrivener Square)	80,165	(22,590)	4,848	62,423	73,299	(47,555)	1,514	27,258

Subtotal – Projects under construction	$230,423	$(108,311)	$1,166	$123,278	$188,431	$(103,976)	$641	$85,096
Stabilized projects
The Shops of Summerhill	$37,720	$(12,597)	$1,928	$27,051	$36,719	$(12,463)	$1,647	$25,903

Subtotal – Stabilized projects	37,720	(12,597)	1,928	27,051	36,719	(12,463)	1,647	25,903

Total	$343,840	$(164,448)	$3,247	$182,639	$265,323	$(139,804)	$2,597	$128,116

Equity-accounted investments in Canadian residential developments	$225,955	$(129,261)	$(3,529)	$93,165	$155,305	$(79,786)	$(564)	$74,955
Canadian development properties, net of debt	117,885	(35,187)	6,776	89,474	110,018	(60,018)	3,161	53,161

Total	$343,840	$(164,448)	$3,247	$182,639	$265,323	$(139,804)	$2,597	$128,116

(1)	Tricon’s share of debt and lease obligations includes land and construction loans (net of deferred financing fees), vendor take-back loans and lease obligations under ground leases.
(2)	Represents Tricon’s share of development properties and other working capital items, net of debt and lease obligations.
(3)	Tricon’s share of net assets of DKT B10 LP includes the purchase price paid to third-party partners for a one-third ownership interest in the partnership.

50 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.3 Residential Development

Project details and projections

Projected units, rentable area, costs and timelines are estimated based on current project plans which are subject to change. Refer to page 1, “Non-IFRS measures and forward-looking statements”.

	Neighbourhood/ Major intersections in Toronto	Fee simple interest/ ground lease	Tricon’s percentage interest	Projected units(1)	Estimated residential area (sq. feet)	Estimated commercial area (sq. feet)
Projects in pre-construction
7 Labatt	Downtown East – Corktown	Fee simple interest	30%	558	362,400	51,000
West Don Lands – Block 20	Downtown East – Distillery District	Ground lease	33%	654	466,000	260,000
Queen & Ontario	Queen East	Fee simple interest	30%	824	581,191	164,488

Subtotal – Projects in pre-construction				2,036	1,409,591	475,488
Projects under construction
The Taylor (57 Spadina)	Entertainment District	Fee simple interest	30%	286	217,600	44,000
West Don Lands – Block 8	Downtown East – Distillery District	Ground lease	33%	770	567,800	3,900
West Don Lands – Blocks 3/4/7	Downtown East – Distillery District	Ground lease	33%	855	667,600	39,000
West Don Lands – Block 10	Downtown East – Distillery District	Ground lease	33%	237	155,100	TBD
The Ivy (8 Gloucester)	Yonge & Bloor	Fee simple interest	47%	231	158,400	1,600
The James (Scrivener Square)	Rosedale	Fee simple interest	100%	120	189,300	31,000

Subtotal – Projects under construction				2,499	1,955,800	119,500

Total/Weighted average			45%	4,535	3,365,391	594,988

(1)	Includes 4,234 projected rental units and 301 projected condominium units.

(in thousands of U.S. dollars)	Cost to date	Projected remaining costs	Projected total cost	Percentage completed(1)	Tricon’s unfunded equity commitment	Significant updates
Projects in pre-construction
7 Labatt	$65,000	$229,000	$294,000	3%	$8,093	—
West Don Lands – Block 20	4,000	390,000	394,000	1%	—	—
Queen & Ontario	110,000	373,000	483,000	—	32,733	Site acquired in Q2 2021; currently pursuing final form zoning approvals

Subtotal – Projects in pre-construction	179,000	992,000	1,171,000		40,826
Projects under construction
The Taylor (57 Spadina)	86,000	49,000	135,000	54%	—	Form work completed on 29 of 36 floors; topping out expected in Q3 2021 and first occupancy expected in Q1 2022
West Don Lands – Block 8(2)	82,000	204,000	286,000	28%	—	Form work progressed past level 8 on towers A, B & C
West Don Lands – Blocks 3/4/7(2)	9,000	389,000	398,000	2%	7,423	Construction commenced and construction loan closed in Q2 2021
West Don Lands – Block 10	2,000	95,000	97,000	2%	7,250	Construction commenced in Q2 2021
The Ivy (8 Gloucester)	55,000	69,000	124,000	30%	—	Construction loan closed in Q2 2021; below-grade forming commenced
The James (Scrivener Square)	78,000	194,000	272,000	11%	23,447	Shoring commenced in Q2 2021

Subtotal – Projects under construction	312,000	1,000,000	1,312,000		38,120

Total	$491,000	$1,992,000	$2,483,000		$78,946

(1)	Percentage completed is calculated by taking cost to date as a percentage of projected total cost, excluding the cost of land.
(2)	The remaining development costs are expected to be largely funded from construction loan financing for West Don Lands – Blocks 3/4/7 and Block 8.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 51

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.3 Residential Development

4.3.2 Investments in U.S. residential developments

The Company’s U.S. residential developments include (i) build-to-rent, dedicated single-family communities, and (ii) legacy investments in for-sale housing, including land development and homebuilding projects.

(1) Investments in build-to-rent

The Company’s build-to-rent strategy is focused on developing well-designed, dedicated single-family home rental communities, which include shared amenities such as parks, playgrounds, pools and community gathering spaces. This strategy adds another growth channel to Tricon’s single-family rental business, and leverages the Company’s complementary expertise in land development, homebuilding and single-family rental property management. Once developed and stabilized, these build-to-rent communities will be integrated into the Company’s technology-enabled property management platform. See the list of build-to-rent communities currently being placed under contract or developed in the Single-Family Rental section (see Section 4.1) .

The build-to-rent strategy is currently being pursued within the existing THPAS JV-1 joint venture investment vehicle, which is capitalized with $450 million of equity commitments, including $50 million from Tricon and $400 million from an institutional investor. This investment represents $2.2 million of Tricon’s $154.4 million total U.S. residential development investments at fair value.

(2) Investments in for-sale housing

The Company’s legacy for-sale housing business provides equity or equity-type financing to local and regional developers and homebuilders for housing development, primarily in the U.S. The investments are typically made through Investment Vehicles which hold an interest in for-sale residential land, homebuilding and condominium development projects. For-sale housing investments are structured as self-liquidating investments with cash flows generated as land, lots or homes are sold to third-party buyers (typically large homebuilders or commercial developers in the case of land and end consumers for homebuilding). These investments represent $152.2 million of Tricon’s $154.4 million total U.S. residential development investments at fair value. In aggregate, the Company’s U.S. residential development investments represent 2.2% of the Company’s total assets but are expected to generate approximately $294.7 million of net cash flow to Tricon over the next ten years. These assets generated $19.7 million of distributions to Tricon in the second quarter of 2021, including $3.9 million in performance fees (see Section 4.4), and $80.3 million during the full year of 2020.

(in thousands of U.S. dollars)	Advances to date	Distributions to date(1)	Tricon’s fair value of investment	Projected distributions net of advances remaining(2)
Investments in U.S. residential developments	$522,690	$479,992	$154,370	$294,699

(1)	Distributions include repayments of preferred return and capital.
(2)	Projected distributions are based on current project plans which are subject to change. Refer to page 1, “Non-IFRS measures and forward-looking statements”.

The scheduled time frame for Tricon to receive the projected net distributions remaining is as follows:

(in thousands of U.S. dollars)	1 to 2 years	3 to 5 years	More than 5 years	Total
Projected distributions net of advances remaining	$66,598	$118,451	$109,650	$294,699

52 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.4 Private Funds and Advisory

4.4 Private Funds and Advisory

Through its private funds and advisory (“PF&A”) business, Tricon earns fees from managing third-party capital co-invested in its real estate assets. Activities of this business include providing asset management, property management and development management services. In aggregate, Tricon manages $4.3 billion of third-party AUM across its business segments and intends to continue raising and managing third-party capital to generate scale and drive operational synergies, diversify its investor base, capitalize on opportunities that would otherwise be too large for the Company, reduce its balance sheet exposure to development activities, and enhance Tricon’s return on equity by earning asset management and other fees.

Third-party assets under management (refer to Section 7.2 for definition)

Third-party AUM increased by $0.4 billion or 11% to $4.3 billion as at June 30, 2021, from $3.9 billion as at March 31, 2021, primarily related to:

•	Single-family rental – the formation of the SFR JV-HD joint venture, along with an increase in property-level debt to finance the growing rental portfolio of SFR JV-1; and

•

Canadian residential development – an increase in funded debt to acquire the first project under the joint venture with CPP Investments, along with additional construction debt across the portfolio; partially offset by

•	U.S. residential development – a decrease in investment balances driven by a natural liquidation and expedited return of capital for certain investments.

(in thousands of U.S. dollars)	Balance as at March 31, 2021	Additions	Distributions	Other	Revaluation	Balance as at June 30, 2021
Single-family rental
SFR JV-1	$1,223,444	$177,797	$—	$—	$—	$1,401,241
SFR JV-HD	—	199,000	—	—	—	199,000

Single-family rental	$1,223,444	$376,797	$—	$—	$—	$1,600,241
Multi-family rental
U.S.	1,080,360	—	(4,857)	—	—	1,075,503
Canada	152,097	—	—	(456)	2,222	153,863

Multi-family rental	$1,232,457	$—	$(4,857)	$(456)	$2,222	$1,229,366
Residential development
U.S.	897,498	—	(32,490)	—	796	865,804
Canada	498,657	88,974	—	—	6,444	594,075

Residential development	$1,396,155	$88,974	$(32,490)	$—	$7,240	$1,459,879

Total	$3,852,056	$465,771	$(37,347)	$(456)	$9,462	$4,289,486

(in thousands of U.S. dollars)	Outstanding invested capital (at cost)	Share of outstanding project debt(1)	Unfunded equity commitment(2)	Third-party AUM as at June 30, 2021	Percentage of third-party AUM
Single-family rental
SFR JV-1(1)	$463,670	$931,766	$5,805	$1,401,241	33%
SFR JV-HD(1)	8,756	20,232	170,012	199,000	4%

Single-family rental	$472,426	$951,998	$175,817	$1,600,241	37%
Multi-family rental
U.S.	428,027	640,360	7,116	1,075,503	25%
Canada	41,468	112,395	—	153,863	4%

Multi-family rental	$469,495	$752,755	$7,116	$1,229,366	29%
Residential development
U.S.	459,547	—	406,257	865,804	20%
Canada	113,380	181,661	299,034	594,075	14%

Residential development	$572,927	$181,661	$705,291	$1,459,879	34%

Total	$1,514,848	$1,886,414	$888,224	$4,289,486	100%

(1)	The SFR JV-1 and SFR JV-HD have outstanding subscription facilities which are a substitute for invested capital and can be replaced by equity funding at management’s discretion.
(2)	Commitments to projects include guarantees made under loan agreements plus reserves. Project commitments can exceed total capitalization as a result of reinvestment rights.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 53

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.4 Private Funds and Advisory

(in thousands of U.S. dollars)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Single-family rental
SFR JV-1	$1,401,241	$1,223,444	$1,137,936	$1,042,386	$933,947	$935,134
SFR JV-HD	199,000	—	—	—	—	—

Single-family rental	$1,600,241	$1,223,444	$1,137,936	$1,042,386	$933,947	$935,134
Multi-family rental
U.S.	1,075,503	1,080,360	—	—	—	—
Canada	153,863	152,097	150,659	134,527	132,666	127,780

Multi-family rental	$1,229,366	$1,232,457	$150,659	$134,527	$132,666	$127,780
Residential development
U.S.	865,804	897,498	1,032,818	1,089,535	1,100,417	1,175,016
Canada	594,075	498,657	231,945	208,933	226,812	242,244

Residential development	$1,459,879	$1,396,155	$1,264,763	$1,298,468	$1,327,229	$1,417,260

Third-party AUM	$4,289,486	$3,852,056	$2,553,358	$2,475,381	$2,393,842	$2,480,174

Performance overview

The following table provides details of revenue from private funds and advisory services for the three and six months ended June 30, 2021 and 2020, before the elimination of intercompany fees earned.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Asset management fees(1)	$3,781	$3,079	$702	$6,379	$6,412	$(33)
Performance fees(2)	3,881	131	3,750	4,573	445	4,128
Development fees(3)	5,944	4,692	1,252	11,793	8,614	3,179
Property management fees(4),(5)	16,568	10,381	6,187	29,716	21,880	7,836

Revenue from private funds and advisory services – gross	$30,174	$18,283	$11,891	$52,461	$37,351	$15,110

(1)	Ranges typically from 0.5–2% of committed or invested capital throughout the lives of the Investment Vehicles under management.
(2)	Calculated as approximately 20% (in most cases) of net cash flow after investors’ capital has been returned, together with a pre-tax preferred return on capital of, typically, between 8% and 10%.
(3)

Calculated as 2–5% of the sales price of single-family lots, residential land parcels and commercial land within master-planned communities, and 4–5% of overall development costs of Canadian multi-family rental apartments.

(4)	Includes property management fees of 7% of rental revenue from single-family rental homes, 4% of rental revenue from Canadian multi-family rental properties and other ancillary fees.
(5)

Higher year-over-year property management fees reflect a 16% increase in the number of single-family rental homes managed, along with higher fees earned from increased home acquisition and leasing activities compared to the three and six months ended June 2020.

54 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

4.4 Private Funds and Advisory

The tables below provide an overview of the gross fees earned, followed by consolidation eliminations to arrive at the net fees earned in the three and six months ended June 30, 2021 and 2020.

For the three months ended	June 30, 2021			June 30, 2020
(in thousands of U.S. dollars)	Gross management fees	Less fees eliminated upon consolidation	Total	Gross management fees	Less fees eliminated upon consolidation	Total
Asset management fees(1)	$3,781	$(272)	$3,509	$3,079	$—	$3,079
Performance fees	3,881	—	3,881	131	—	131
Development fees	5,944	(397)	5,547	4,692	—	4,692
Property management fees(2),(3)	16,568	(16,392)	176	10,381	(10,161)	220

Total revenue from private funds and advisory services	$30,174	$(17,061)	$13,113	$18,283	$(10,161)	$8,122

For the six months ended	June 30, 2021			June 30, 2020
(in thousands of U.S. dollars)	Gross management fees	Less fees eliminated upon consolidation	Total	Gross management fees	Less fees eliminated upon consolidation	Total
Asset management fees(1)	$6,379	$(272)	$6,107	$6,412	$—	$6,412
Performance fees	4,573	—	4,573	445	–—	445
Development fees	11,793	(782)	11,011	8,614	—	8,614
Property management fees(2),(3)	29,716	(29,364)	352	21,880	(21,414)	466

Total revenue from private funds and advisory services	$52,461	$(30,418)	$22,043	$37,351	$(21,414)	$15,937

(1)

Asset management fees earned from the limited partners of SFR JV-HD are eliminated upon the consolidation of this Investment Vehicle. Asset management fees eliminated upon consolidation are accounted for within Tricon’s proportionate Core FFO (see Section 5).

(2)	Property management fees also include leasing, acquisition and construction management fee revenue.
(3)

Under IFRS, property management fees earned from consolidated Investment Vehicles are eliminated against direct operating expenses upon consolidation. Compensation expense for direct property-level management personnel is then presented as a component of direct operating expenses as part of the NOI calculation, while compensation expense for operating platform-level personnel is presented as a component of compensation expense of the Company.

Estimated future performance fees

(in thousands of U.S. dollars)	1 to 2 years	3 to 5 years	More than 5 years	Total
Estimated future performance fees(1)	$8,000	$30,000	$115,000	$153,000

(1)	Forward-looking information; see page 1.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT 55

5 SUMMARY OF NON-IFRS SEGMENT INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

5. SUMMARY OF NON-IFRS SEGMENT INFORMATION

Management considers Core FFO and AFFO to be key measures of the Company’s operating performance (refer to Section 7.1 for KPI definitions and page 1 for discussion of non-IFRS measures).

The presentation of non-IFRS measures throughout this section reflects Tricon’s proportionate share of the business, unless otherwise stated.

Reconciliation of net income to Core FFO and AFFO

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Net income (loss) from continuing operations attributable to Tricon’s shareholders	$145,517	$29,871	$115,646	$186,850	$(17,169)	$204,019
Fair value gain on rental properties	(254,312)	(32,839)	(221,473)	(366,614)	(53,476)	(313,138)
Fair value loss on derivative financial instruments and other liabilities	41,475	450	41,025	78,647	2,594	76,053
Loss from investments in U.S. residential developments	– —	– —	– —	– —	79,579	(79,579)
Limited partners’ share of FFO adjustments	42,704	3,481	39,223	62,822	5,774	57,048

FFO attributable to Tricon’s shareholders	$(24,616)	$963	$(25,579)	$(38,295)	$17,302	$(55,597)

Core FFO from U.S. and Canadian multi-family rental	$1,919	$7,057	$(5,138)	$9,449	$14,300	$(4,851)
Income from equity-accounted investments in multi-family rental properties	(14,272)	(162)	(14,110)	(13,815)	(217)	(13,598)
(Income) loss from equity-accounted investments in Canadian residential developments(1)	(27)	7	(34)	(24)	(5,090)	5,066
Deferred tax expense (recovery)	47,104	8,114	38,990	114,231	(2,853)	117,084
Current tax impact on sale of U.S. multi-family rental portfolio	—	—	—	(44,502)	—	(44,502)
Interest on convertible debentures	2,477	2,464	13	4,928	4,929	(1)
Interest on Due to Affiliate	4,312	—	4,312	8,625	—	8,625
Amortization of deferred financing costs,discounts and lease obligations	4,475	2,182	2,293	8,389	4,306	4,083
Non-cash and non-recurring compensation(2)	3,180	793	2,387	3,995	3,443	552
Other adjustments(1),(3)	11,174	2,781	8,393	15,267	9,572	5,695

Core FFO attributable to Tricon’s shareholders	$35,726	$24,199	$11,527	$68,248	$45,692	$22,556

Recurring capital expenditures	(7,500)	(5,883)	(1,617)	(14,205)	(12,526)	(1,679)

AFFO attributable to Tricon’s shareholders	$28,226	$18,316	$9,910	$54,043	$33,166	$20,877

(1)

Fair value gains recognized on equity-accounted investments in Canadian residential developments of $5,099 in the first quarter of 2020 and performance share unit (PSU) expense of $1,232 and $790 for the three and six months ended June 30, 2020, respectively, have been removed from Core FFO to conform with the current period presentation. This change resulted in a $1,232 increase in Core FFO and AFFO for the three months ended June 30, 2020, and a $4,309 decrease in Core FFO and AFFO for the six months ended June 30, 2020.

(2)

Includes $3,180 and $3,995 of equity-settled and non-cash AIP and LTIP expense for the three and six months ended June 30, 2021 (2020 – $764 and $3,336), respectively. The comparative periods also include non-recurring compensation of $29 and $107 for the three and six months ended June 30, 2020, respectively.

(3)	Includes the following adjustments:

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Transaction costs	$4,408	$3,214	$1,194	$5,637	$4,445	$1,192
Amortization and depreciation expense	2,849	2,775	74	5,499	5,548	(49)
Realized and unrealized foreign exchange loss (gain)	2,710	(1,172)	3,882	2,540	1,752	788
Performance share units	1,320	1,232	88	3,682	790	2,892
Other adjustments	(113)	(3,268)	3,155	(2,091)	(2,963)	872

Total other adjustments	$11,174	$2,781	$8,393	$15,267	$9,572	$5,695

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  57

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Summary of non-IFRS measures – proportionate

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars, except per share amounts which are in U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Revenue from single-family rental properties	$81,056	$73,861	$7,195	$158,217	$146,240	$11,977
Direct operating expenses	(26,999)	(24,669)	(2,330)	(52,533)	(49,380)	(3,153)

Net operating income from single-family rental properties	54,057	49,192	4,865	105,684	96,860	8,824
Revenue from private funds and advisory services	13,113	8,122	4,991	22,043	15,937	6,106
Asset management fees eliminated upon consolidation	272	—	272	272	—	272
Core FFO from U.S. and Canadian multi-family rental(1)	1,919	7,057	(5,138)	9,449	14,300	(4,851)
Core FFO from U.S. residential developments	8,251	3,252	4,999	14,910	3,252	11,658
Other income (expense)	1,958	(1,764)	3,722	1,918	(61)	1,979
Corporate overhead	(23,962)	(18,432)	(5,530)	(46,054)	(35,579)	(10,475)
Interest expense	(19,866)	(23,514)	3,648	(39,929)	(49,241)	9,312
Current income tax (expense) recovery	(16)	286	(302)	(45)	224	(269)

Core funds from operations (Core FFO)	$35,726	$24,199	$11,527	$68,248	$45,692	$22,556

Recurring capital expenditures	(7,500)	(5,883)	(1,617)	(14,205)	(12,526)	(1,679)

Adjusted funds from operations (AFFO)	$28,226	$18,316	$9,910	$54,043	$33,166	$20,877

Core FFO per share	$0.14	$0.11	$0.03	$0.27	$0.22	$0.05
Core FFO per share (CAD)(2)	$0.17	$0.15	$0.02	$0.34	$0.30	$0.04
AFFO per share	$0.11	$0.09	$0.02	$0.22	$0.16	$0.06
AFFO per share (CAD)(2)	$0.14	$0.12	$0.02	$0.27	$0.22	$0.05
Core FFO payout ratio(3)	33%	41%	(8%)	33%	42%	(9%)
AFFO payout ratio(3)	42%	54%	(12%)	42%	59%	(17%)
Weighted average shares outstanding – diluted	252,511,687	211,677,963	40,833,724	250,358,803	212,281,634	38,077,169

(1)

Effective March 31, 2021, the Company sold an 80% interest in its U.S. multi-family rental portfolio, and as a result, its 20% remaining interest in the joint venture is presented as equity-accounted investments on the balance sheet and income from equity-accounted investments on the income statement. For the three months ended March 31, 2021 and the six months ended June 30, 2020, Core FFO from U.S. multi-family rental represents Tricon’s legacy 100% ownership interest in the portfolio. For the three months ended June 30, 2021, Core FFO from U.S. multi-family rental represents Tricon’s remaining 20% ownership interest in the portfolio.

(2)	USD/CAD exchange rates used are 1.2282 and 1.2470 for the three and six months ended June 30, 2021 (2020 – 1.3853 and 1.3651), respectively.
(3)	Core FFO and AFFO payout ratios are computed by dividing dividends declared for the period by Core FFO and AFFO, respectively.

58 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Reconciliation to proportionate income statement

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Net operating income from U.S. multi-family rental	$3,471	$16,387	$(12,916)	$19,695	$33,472	$(13,777)
General and administration expense from U.S. multi-family rental	(269)	(1,210)	941	(1,229)	(2,136)	907
Interest expense from U.S. multi-family rental	(1,374)	(8,260)	6,886	(9,219)	(17,314)	8,095

Core FFO from U.S. multi-family rental(1)	1,828	6,917	(5,089)	9,247	14,022	(4,775)

Net operating income from Canadian multi-family rental	214	252	(38)	445	495	(50)
General and administration expense from Canadian multi-family rental	(6)	(4)	(2)	(12)	(8)	(4)
Interest expense from Canadian multi-family rental	(117)	(101)	(16)	(231)	(200)	(31)

Core FFO from Canadian multi-family rental	91	147	(56)	202	287	(85)

Core FFO from Canadian residential developments	—	(7)	7	—	(9)	9

Core FFO from U.S. and Canadian multi-family rental	$1,919	$7,057	$(5,138)	$9,449	$14,300	$(4,851)

Other income	$330	$108	$222	$535	$156	$379
Leasing income	1,186	685	501	2,060	1,375	685
Other adjustments	1,491	(1,884)	3,375	1,316	—	1,316
Non-controlling interests’ share of Core FFO	(1,049)	(673)	(376)	(1,993)	(1,592)	(401)

Other income (expense)	$1,958	$(1,764)	$3,722	$1,918	$(61)	$1,979

Cash compensation expense(2)	$(15,753)	$(11,352)	$(4,401)	$(30,326)	$(19,552)	$(10,774)
General and administration expense(3)	(8,209)	(7,080)	(1,129)	(15,728)	(16,027)	299

Corporate overhead	$(23,962)	$(18,432)	$(5,530)	$(46,054)	$(35,579)	$(10,475)

Interest expense	$(30,320)	$(27,626)	$(2,694)	$(60,327)	$(57,412)	$(2,915)
Convertible debentures	2,477	2,464	13	4,928	4,929	(1)
Due to Affiliate	4,312	—	4,312	8,625	—	8,625
Amortization of deferred financing costs, discounts and lease obligations(4)	3,665	1,648	2,017	6,845	3,242	3,603

Interest expense(5)	$(19,866)	$(23,514)	$3,648	$(39,929)	$(49,241)	$9,312

Current income tax (expense) recovery	$(16)	$286	$(302)	$44,457	$224	$44,233
Tax on sale of U.S. multi-family rental portfolio	—	—	—	(44,502)	—	(44,502)

Current income tax (expense) recovery	$(16)	$286	$(302)	$(45)	$224	$(269)

Single-family rental	$(6,950)	$(4,958)	$(1,992)	$(12,253)	$(10,520)	$(1,733)
U.S. multi-family rental	(530)	(925)	395	(1,913)	(1,998)	85
Canadian multi-family rental	(20)	—	(20)	(39)	(8)	(31)

Recurring capital expenditures	$(7,500)	$(5,883)	$(1,617)	$(14,205)	$(12,526)	$(1,679)

(1)

For the three months ended March 31, 2021 and the six months ended June 30, 2020, Core FFO from U.S. multi-family rental represents Tricon’s legacy 100% ownership interest in the portfolio. For the three months ended June 30, 2021, Core FFO from U.S. multi-family rental represents Tricon’s remaining 20% ownership interest in the portfolio.

(2)

Compensation expense for Core FFO purposes excludes performance share units (PSUs), non-cash compensation and non-recurring compensation. The table below reconciles cash compensation expense for Core FFO purposes to total compensation expense. Performance share unit (PSU) expense of $1,232 and $790 in the three and six months ended June 30, 2020, respectively, has been removed from cash compensation expense to conform with the current period presentation. See Section 3.1 for further detail.

For the periods ended June 30	Three months			Six months
(in thousands of U.S. dollars)	2021	2020	Variance	2021	2020	Variance
Cash compensation expense	$15,753	$11,352	$(4,401)	$30,326	$19,552	$(10,774)
Performance share units	1,320	1,232	(88)	3,682	790	(2,892)
Non-cash and non-recurring compensation	3,180	793	(2,387)	3,995	3,443	(552)

Compensation expense per financial statements	$20,253	$13,377	$(6,876)	$38,003	$23,785	$(14,218)

(3)

In the three and six months ended June 30, 2021, includes general and administration expense of $7,659 and $14,555 (2020 – $6,512 and $14,822) and lease payments of $550 and $1,173 (2020 – $568 and $1,205), respectively.

(4)

In the three and six months ended June 30, 2021, includes $857 and $1,659 related to property-level borrowings (2020 – $383 and $766) and $2,808 and $5,186 related to corporate borrowings (2020 – $1,265 and $2,476), respectively.

(5)

In the three and six months ended June 30, 2021, includes $19,012 and $37,874 related to property-level borrowings (2020 – $19,481 and $40,554) and $854 and $2,055 related to corporate borrowings (2020 – $4,033 and $8,687), respectively.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  59

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Proportionate income statement

	June 30, 2021			June 30, 2020
For the three months ended	IFRS			IFRS
(in thousands of U.S. dollars)	Proportionate	reconciliation	Consolidated	Proportionate	reconciliation	Consolidated
Revenue from single-family rental properties	$81,056	$24,865	$105,921	$73,861	$17,319	$91,180
Direct operating expenses	(26,999)	(8,178)	(35,177)	(24,669)	(5,263)	(29,932)

Net operating income from single-family rental properties	54,057	16,687	70,744	49,192	12,056	61,248
Revenue from private funds and advisory services	13,113	—	13,113	8,122	—	8,122
Asset management fees eliminated upon consolidation	272	(272)	—	—	—	—
Income from equity-accounted investments
in multi-family rental properties	14,272	—	14,272	162	—	162
Income (loss) from equity-accounted investments
in Canadian residential developments	27	—	27	(7)	—	(7)
Income from investments in U.S. residential developments	8,251	—	8,251	3,155	—	3,155
Compensation expense	(20,253)	—	(20,253)	(13,377)	—	(13,377)
General and administration expense	(7,659)	(1,611)	(9,270)	(6,512)	(1,174)	(7,686)
Interest expense	(30,320)	(7,076)	(37,396)	(27,626)	(4,364)	(31,990)
Fair value gain on rental properties	211,570	42,742	254,312	29,358	3,481	32,839
Fair value loss on derivative financial instruments and other liabilities	(41,437)	(38)	(41,475)	(450)	—	(450)
Other expenses	(8,451)	(1,186)	(9,637)	(4,024)	(685)	(4,709)
Net change in fair value of limited partners’ interests
in single-family rental business	—	(49,246)	(49,246)	—	(9,314)	(9,314)
Current income tax (expense) recovery	(16)	—	(16)	286	—	286
Deferred income tax expense	(47,104)	—	(47,104)	(8,114)	—	(8,114)
Non-controlling interest	(805)	—	(805)	(294)	—	(294)

Net income from continuing operations	$145,517	$—	$145,517	$29,871	$—	$29,871

Fair value gain on rental properties	(211,570)	(42,742)	(254,312)	(29,358)	(3,481)	(32,839)
Fair value loss on derivative financial instruments and other liabilities	41,437	38	41,475	450	—	450
Limited partners’ share of FFO adjustments	—	42,704	42,704	—	3,481	3,481

FFO attributable to Tricon’s shareholders	$(24,616)	$—	$(24,616)	$963	$—	$963

Core FFO from U.S. and Canadian multi-family rental	1,919	—	1,919	7,057	—	7,057
Income from equity-accounted investments in multi-family rental properties	(14,272)	—	(14,272)	(162)	—	(162)
(Income) loss from equity-accounted investments in Canadian residential developments	(27)	—	(27)	7	—	7
Deferred tax recovery	47,104	—	47,104	8,114	—	8,114
Interest on convertible debentures	2,477	—	2,477	2,464	—	2,464
Interest on Due to Affiliate	4,312	—	4,312	—	—	—
Amortization of deferred financing costs, discounts and lease obligations	3,665	810	4,475	1,648	534	2,182
Non-cash and non-recurring compensation(2)	3,180	—	3,180	793	—	793
Other adjustments(1),(3)	11,984	(810)	11,174	3,315	(534)	2,781

Core FFO attributable to Tricon’s shareholders	$35,726	$—	$35,726	$24,199	$—	$24,199

Recurring capital expenditures	(7,500)	—	(7,500)	(5,883)	—	(5,883)

AFFO attributable to Tricon’s shareholders	$28,226	$—	$28,226	$18,316	$—	$18,316

(1)

Performance share unit (PSU) expense of $1,232 for the three months ended June 30, 2020 has been removed from Core FFO to conform with the current period presentation. This change resulted in a $1,232 increase in Core FFO and AFFO for the three months ended June 30, 2020

(2)	Includes $3,180 of equity-settled and non-cash AIP and LTIP expense for the three months ended June 30, 2021 (2020 – $764). The comparative period also includes non-recurring compensation of $29.
(3)	Includes the following adjustments:

	June 30, 2021			June 30, 2020
For the three months ended		IFRS			IFRS
(in thousands of U.S. dollars)	Proportionate	reconciliation	Consolidated	Proportionate	reconciliation	Consolidated
Transaction costs	$4,408	$—	$4,408	$3,214	$—	$3,214
Amortization and depreciation expense	2,849	—	2,849	2,775	—	2,775
Realized and unrealized foreign exchange loss (gain)	2,710	—	2,710	(1,172)	—	(1,172)
Performance share units	1,320	—	1,320	1,232	—	1,232
Other adjustments	697	(810)	(113)	(2,734)	(534)	(3,268)

Total other adjustments	$11,984	$(810)	$11,174	$3,315	$(534)	$2,781

60 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

	June 30, 2021			June 30, 2020
For the six months ended (in thousands of U.S. dollars)	Proportionate	IFRS reconciliation	Consolidated	Proportionate	IFRS reconciliation	Consolidated
Revenue from single-family rental properties	$158,217	$46,178	$204,395	$146,240	$32,611	$178,851
Direct operating expenses	(52,533)	(14,946)	(67,479)	(49,380)	(10,203)	(59,583)

Net operating income from single-family rental properties	105,684	31,232	136,916	96,860	22,408	119,268
Revenue from private funds and advisory services	22,043	—	22,043	15,937	—	15,937
Asset management fees eliminated upon consolidation	272	(272)	—	—	—	—
Income from equity-accounted investments in multi-family rental properties	13,815	—	13,815	217	—	217
Income from equity-accounted investments in Canadian residential developments	24	—	24	5,090	—	5,090
Income (loss) from investments in U.S. residential developments	14,910	—	14,910	(76,424)	—	(76,424)
Compensation expense	(38,003)	—	(38,003)	(23,785)	—	(23,785)
General and administration expense	(14,555)	(3,118)	(17,673)	(14,822)	(2,575)	(17,397)
Interest expense	(60,327)	(13,144)	(73,471)	(57,412)	(9,467)	(66,879)
Fair value gain on rental properties	303,754	62,860	366,614	47,702	5,774	53,476
Fair value loss on derivative financial instruments and other liabilities	(78,609)	(38)	(78,647)	(2,594)	—	(2,594)
Other expenses	(11,008)	(2,133)	(13,141)	(10,214)	(1,375)	(11,589)
Net change in fair value of limited partners’ interests in single-family rental business	—	(75,387)	(75,387)	—	(14,765)	(14,765)
Current income tax recovery	44,457	—	44,457	224	—	224
Deferred income tax (expense) recovery	(114,231)	—	(114,231)	2,853	—	2,853
Non-controlling interest	(1,376)	—	(1,376)	(801)	—	(801)

Net income (loss) from continuing operations attributable to Tricon’s shareholders	$186,850	$—	$186,850	$(17,169)	$—	$(17,169)

Fair value gain on rental properties	(303,754)	(62,860)	(366,614)	(47,702)	(5,774)	(53,476)
Fair value loss on derivative financial instruments and other liabilities	78,609	38	78,647	2,594	—	2,594
Loss from investments in U.S. residential developments	—	—	—	79,579	—	79,579
Limited partners’ share of FFO adjustments	—	62,822	62,822	—	5,774	5,774

FFO attributable to Tricon’s shareholders	$(38,295)	$—	$(38,295)	$17,302	$—	$17,302

Core FFO from U.S. and Canadian multi-family rental	9,449	—	9,449	14,300	—	14,300
Income from equity-accounted investments in multi-family rental properties	(13,815)	—	(13,815)	(217)	—	(217)
Income from equity-accounted investments in Canadian residential developments(1)	(24)	—	(24)	(5,090)	—	(5,090)
Deferred tax expense (recovery)	114,231	—	114,231	(2,853)	—	(2,853)
Current tax impact on sale of U.S. multi-family rental portfolio	(44,502)	—	(44,502)	—	—	—
Interest on convertible debentures	4,928	—	4,928	4,929	—	4,929
Interest on Due to Affiliate	8,625	—	8,625	—	—	—
Amortization of deferred financing costs, discounts and lease obligations	6,845	1,544	8,389	3,242	1,064	4,306
Non-cash and non-recurring compensation(2)	3,995	—	3,995	3,443	—	3,443
Other adjustments(1),(3)	16,811	(1,544)	15,267	10,636	(1,064)	9,572

Core FFO attributable to Tricon’s shareholders	$68,248	$—	$68,248	$45,692	$—	$45,692

Recurring capital expenditures	(14,205)	—	(14,205)	(12,526)	—	(12,526)

AFFO attributable to Tricon’s shareholders	$54,043	$—	$54,043	$33,166	$—	$33,166

(1)

Fair value gains recognized on equity-accounted investments in Canadian residential developments of $5,099 and performance share unit (PSU) expense of $790 for the six months ended June 30, 2020 have been removed from Core FFO to conform with the current period presentation. This change resulted in a $4,309 net decrease in Core FFO and AFFO for the six months ended June 30, 2020.

(2)	Includes $3,995 of equity-settled and non-cash AIP and LTIP expense for the six months ended June 30, 2021 (2020 — $3,336). The comparative period also includes non-recurring compensation of $107.
(3)	Includes the following adjustments:

	June 30, 2021			June 30, 2020
For the six months ended (in thousands of U.S. dollars)	Proportionate	IFRS reconciliation	Consolidated	Proportionate	IFRS reconciliation	Consolidated
Transaction costs	$5,564	$73	$5,637	$4,445	$—	$4,445
Amortization and depreciation expense	5,499	—	5,499	5,548	—	5,548
Realized and unrealized foreign exchange loss	2,540	—	2,540	1,752	—	1,752
Performance share units	3,682	—	3,682	790	—	790
Other adjustments	(474)	(1,617)	(2,091)	(1,899)	(1,064)	(2,963)

Total other adjustments	$16,811	$(1,544)	$15,267	$10,636	$(1,064)	$9,572

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  61

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Proportionate balance sheet

(in thousands of U.S. dollars)	Total proportionate results	IFRS reconciliation	Consolidated results/Total
Assets
Rental properties	$4,513,858	$1,464,054	$5,977,912
Equity-accounted investments in multi-family rental properties	140,532	—	140,532
Equity-accounted investments in Canadian residential developments	93,165	—	93,165
Canadian development properties	117,885	—	117,885
Investments in U.S. residential developments	154,370	—	154,370
Restricted cash	77,473	33,285	110,758
Goodwill, intangible and other assets	122,484	20	122,504
Deferred income tax assets	70,984	—	70,984
Cash	57,557	27,213	84,770
Other working capital items(1)	38,124	6,656	44,780

Total assets	$5,386,432	$1,531,228	$6,917,660
Liabilities
Debt	2,332,571	940,501	3,273,072
Convertible debentures	167,513	—	167,513
Due to Affiliate	253,954	—	253,954
Deferred income tax liabilities	322,500	—	322,500
Other liabilities(2)	300,675	590,727	891,402

Total liabilities	$3,377,213	$1,531,228	$4,908,441
Non-controlling interest	5,975	—	5,975

Net assets attributable to Tricon’s shareholders	$2,003,244	$—	$2,003,244

(1)	Other working capital items include amounts receivable and prepaid expenses and deposits.
(2)

Other liabilities include long-term incentive plan, derivative financial instruments, other liability, limited partners’ interests, dividends payable, resident security deposits and amounts payable and accrued liabilities.

Proportionate leverage

	Net debt to assets
			Corporate	Tricon
	Rental	Development	assets and	proportionate
	portfolio	portfolio	liabilities	results	Consolidation reconciliation	Consolidated results
(in thousands of U.S. dollars, except percentages)				+ +
Total assets	$4,778,478	$375,016	$232,938	$5,386,432	$1,531,228	$6,917,660
Total debt	2,272,148	35,187	25,236	2,332,571	940,501	3,273,072
Net debt to assets(1)				41.8%		45.8%

(1)	Calculated by dividing net debt by total assets (net of cash and restricted cash of $135,030 on a proportionate basis or $195,528 on a consolidated basis).

62 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Summary of selected income statement, balance sheet and operating items

	Rental portfolio
(in thousands of U.S. dollars, except units, average monthly rent, percentages and per share amounts)	Single-Family Rental	Multi-Family Rental	Tricon proportionate results +	Consolidation reconciliation	Consolidated results + +
Tricon’s proportionate share of rental homes	18,706		18,706	6,255	24,961
Average monthly rent	$1,513
Occupancy	96.1%
NOI margin	66.7%
Quarterly NOI	$54,057		$54,057	$16,687	$70,744
Annualized NOI	216,228		216,228	66,748	282,976
Rental properties	$4,513,858	$—	$4,513,858	$1,464,054	$5,977,912
Equity-accounted investments in multi-family rental properties	—	140,532	140,532	—	140,532
Net debt	(2,159,002)	—	(2,159,002)	(880,003)	(3,039,005)
Other liabilities	(66,329)	—	(66,329)	(584,051)	(650,380)

Net assets attributable to Tricon’s shareholders	$2,288,527	$140,532	$2,429,059	$—	$2,429,059

Net assets per share(1)	$10.94	$0.67	$11.61
Net assets per share (CAD)(1)	$13.56	$0.83	$14.39

(1)	As at June 30, 2021, common shares outstanding were 209,245,258 and the USD/CAD exchange rate was 1.2394.

	Development portfolio
(in thousands of U.S. dollars, except per share amounts)	Canadian residential developments	U.S. residential developments	Tricon proportionate results +	Consolidation reconciliation	Consolidated results + +
Estimated annual NOI upon stabilization(1)	$47,289
Projected distributions net of advances remaining		$294,699
Investments in residential developments	$93,165	$154,370	$247,535	$—	$247,535
Canadian development properties	117,885	—	117,885	—	117,885
Net debt	(27,464)	—	(27,464)	—	(27,464)
Other liabilities	(947)	—	(947)	—	(947)

Net assets attributable to Tricon’s shareholders	$182,639	$154,370	$337,009	$—	$337,009

Net assets per share(2)	$0.87	$0.74	$1.61
Net assets per share (CAD)(2)	$1.08	$0.92	$2.00

(1)

Calculated on a total portfolio basis, and based on current project development plans assuming a target development yield of 4.75% on cost. Refer to page 1, “Non-IFRS measures and forward-looking statements”.

(2)	As at June 30, 2021, common shares outstanding were 209,245,258 and the USD/CAD exchange rate was 1.2394.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  63

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

	Corporate assets and liabilities
(in thousands of U.S. dollars, except per share amounts)	Tricon proportionate results	Consolidation reconciliation	Consolidated results
Goodwill, intangible and other assets	$122,474	$—	$122,474
Deferred income tax liabilities	(251,516)	—	(251,516)
Net debt	(11,075)	—	(11,075)
Convertible debentures	(167,513)	—	(167,513)
Due to Affiliate	(253,954)	—	(253,954)
Other liabilities	(201,240)	—	(201,240)

Net assets attributable to Tricon’s shareholders	$(762,824)	$—	$(762,824)

Net assets per share(1)	$(3.65)
Net assets per share (CAD)(1)	$(4.52)

(1)	As at June 30, 2021, common shares outstanding were 209,245,258 and the USD/CAD exchange rate was 1.2394.

	Future performance fees
(in thousands of U.S. dollars, except per share amounts)	1 to 2 years	3 to 5 years	More than 5 years	Total
Estimated future performance fees(1)	$8,000	$30,000	$115,000	$153,000
Net assets per share(2)				$0.73
Net assets per share (CAD)(2)				$0.90

(1)	Includes estimated future performance fees before the deduction of any amounts paid to employees under the LTIP. Refer to page 1, “Non-IFRS measures and forward-looking statements”.
(2)	As at June 30, 2021, common shares outstanding were 209,245,258 and the USD/CAD exchange rate was 1.2394.

	Summary of net assets (book value) per share
(in thousands of U.S. dollars, except per share amounts)	Rental portfolio	Development portfolio	Corporate assets and liabilities	Tricon proportionate results + +	Future performance fees
Net assets attributable to Tricon’s shareholders	$2,429,059	$337,009	$(762,824)	$2,003,244
Net assets per share(1)	$11.61	$1.61	$(3.65)	$9.57	$0.73
Net assets per share (CAD)(1)	$14.39	$2.00	$(4.52)	$11.87	$0.90

(1)	As at June 30, 2021, common shares outstanding were 209,245,258 and the USD/CAD exchange rate was 1.2394.

64 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Historical proportionate non-IFRS measures

For the three months ended (in thousands of U.S. dollars, except per share amounts which are in U.S. dollars)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenue from single-family rental properties	$81,056	$77,161	$75,254	$75,446	$73,861	$72,379
Direct operating expenses	(26,999)	(25,534)	(24,778)	(25,254)	(24,669)	(24,711)

Net operating income from single-family rental properties	54,057	51,627	50,476	50,192	49,192	47,668
Revenue from private funds and advisory services	13,113	8,930	10,339	7,814	8,122	7,815
Asset management fees eliminated upon consolidation	272	—	—	—	—	—
Core FFO from U.S. and
Canadian multi-family rental(1)	1,919	7,530	7,199	6,478	7,057	7,243
Core FFO from U.S. residential developments	8,251	6,659	11,443	4,101	3,252	–
Other income (expense)	1,958	(40)	(270)	(7)	(1,764)	1,703
Corporate overhead	(23,962)	(22,092)	(23,875)	(16,231)	(18,432)	(17,147)
Interest expense	(19,866)	(20,063)	(20,964)	(22,991)	(23,514)	(25,727)
Current income tax (expense) recovery	(16)	(29)	7,082	(3,261)	286	(62)

Core funds from operations (Core FFO)	$35,726	$32,522	$41,430	$26,095	$24,199	$21,493

Recurring capital expenditures	(7,500)	(6,705)	(7,445)	(7,904)	(5,883)	(6,643)

Adjusted funds from operations (AFFO)	$28,226	$25,817	$33,985	$18,191	$18,316	$14,850

Core FFO per share	$0.14	$0.13	$0.17	$0.12	$0.11	$0.10
Core FFO per share (CAD)	$0.17	$0.16	$0.22	$0.16	$0.15	$0.13
AFFO per share	$0.11	$0.10	$0.14	$0.08	$0.09	$0.07
AFFO per share (CAD)	$0.14	$0.13	$0.18	$0.11	$0.12	$0.09
Core FFO payout ratio	33%	33%	26%	39%	41%	44%
AFFO payout ratio	42%	42%	31%	56%	54%	64%
Weighted average shares outstanding – diluted	252,511,687	248,103,423	248,247,018	222,822,876	211,677,963	212,934,511

(1)

For the periods up to and including March 31, 2021, Core FFO from U.S. multi-family rental represents Tricon’s legacy 100% ownership interest in the portfolio. For the three months ended June 30, 2021, Core FFO from U.S. multi-family rental represents Tricon’s remaining 20% ownership interest in the portfolio.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  65

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Historical proportionate income statement

For the three months ended (in thousands of U.S. dollars)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenue from single-family rental properties	$81,056	$77,161	$75,254	$75,446	$73,861	$72,379
Direct operating expenses	(26,999)	(25,534)	(24,778)	(25,254)	(24,669)	(24,711)

Net operating income from single-family rental properties	54,057	51,627	50,476	50,192	49,192	47,668
Revenue from private funds and advisory services	13,113	8,930	10,339	7,814	8,122	7,815
Asset management fees eliminated upon consolidation	272	—	—	—	—	—
Income (loss) from equity-accounted investments in multi-family rental	14,272	(457)	427	102	162	55
Income (loss) from equity-accounted investments in Canadian residential developments	27	(3)	8,293	(5)	(7)	5,097
Income (loss) from investments in U.S. residential developments	8,251	6,659	10,191	4,457	3,155	(79,579)
Compensation expense	(20,253)	(17,750)	(18,303)	(11,062)	(13,377)	(10,408)
General and administration expense	(7,659)	(6,896)	(7,225)	(6,792)	(6,512)	(8,310)
Interest expense	(30,320)	(30,007)	(30,803)	(28,921)	(27,626)	(29,786)
Fair value gain on rental properties	211,570	92,184	94,791	47,968	29,358	18,344
Fair value (loss) gain on derivative
financial instruments and other liabilities	(41,437)	(37,172)	(16,418)	11,551	(450)	(2,144)
Other expenses	(8,451)	(2,557)	(854)	(6,357)	(4,024)	(6,190)
Current income tax (expense) recovery	(16)	44,473	7,082	(3,261)	286	(62)
Deferred income tax (expense) recovery	(47,104)	(67,127)	(32,188)	(12,489)	(8,114)	10,967
Non-controlling interest	(805)	(571)	(1,800)	(490)	(294)	(507)

Net income (loss) from continuing operations attributable to Tricon’s shareholders	$145,517	$41,333	$74,008	$52,707	$29,871	$(47,040)

Fair value gain on rental properties	(211,570)	(92,184)	(94,791)	(47,968)	(29,358)	(18,344)
Fair value loss (gain) on derivative financial instruments and other liabilities	41,437	37,172	16,418	(11,551)	450	2,144
Loss from investments in
U.S. residential developments	—	—	—	—	—	79,579

FFO attributable to Tricon’s shareholders	$(24,616)	$(13,679)	$(4,365)	$(6,812)	$963	$16,339

Core FFO from U.S. and
Canadian multi-family rental	1,919	7,530	7,199	6,478	7,057	7,243
(Income) loss from equity-accounted investments in multi-family rental	(14,272)	457	(427)	(102)	(162)	(55)
(Income) loss from equity-accounted investments in Canadian residential developments	(27)	3	(8,293)	5	7	(5,097)
Deferred tax expense (recovery)	47,104	67,127	32,188	12,489	8,114	(10,967)
Current tax impact on sale of
U.S. multi-family rental portfolio	—	(44,502)	—	—	—	—
Interest incurred on convertible debentures	2,477	2,451	2,506	2,492	2,464	2,465
Interest on Due to Affiliate	4,312	4,313	4,312	1,342	—	—
Amortization of deferred financing costs, discounts and lease obligations	3,665	3,180	3,021	2,096	1,648	1,594
Non-cash and non-recurring compensation	3,180	815	702	941	793	2,650
Other adjustments	11,984	4,827	4,587	7,166	3,315	7,321

Core FFO attributable to Tricon’s shareholders	$35,726	$32,522	$41,430	$26,095	$24,199	$21,493

Recurring capital expenditures	(7,500)	(6,705)	(7,445)	(7,904)	(5,883)	(6,643)

AFFO attributable to Tricon’s shareholders	$28,226	$25,817	$33,985	$18,191	$18,316	$14,850

66 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Historical proportionate balance sheet

(in thousands of U.S. dollars, except per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Assets
Rental properties	$4,513,858	$4,114,315	$5,272,461	$5,102,039	$5,015,782	$4,991,776
Equity-accounted investments in multi-family rental properties	140,532	127,584	19,913	19,538	19,025	18,120
Equity-accounted investments in Canadian residential developments	93,165	77,152	74,955	63,384	61,223	57,946
Canadian development properties	117,885	112,733	110,018	103,367	167,752	33,030
Investments in U.S. residential developments	154,370	160,784	164,842	167,023	100,605	171,398
Restricted cash	77,473	74,139	95,627	88,256	73,267	68,334
Goodwill, intangible and other assets	122,484	92,271	170,032	168,996	167,755	168,182
Deferred income tax assets	70,984	59,659	102,444	104,711	105,098	101,486
Cash	57,557	271,966	32,019	36,159	29,661	33,099
Other working capital items	38,124	55,101	38,714	32,391	29,282	35,774

Total assets	$5,386,432	$5,145,704	$6,081,025	$5,885,864	$5,769,450	$5,679,145
Liabilities
Debt	2,332,571	2,533,373	3,419,657	3,333,911	3,580,949	3,532,322
Convertible debentures	167,513	167,193	165,956	164,775	163,622	162,441
Due to Affiliate	253,954	252,788	251,647	250,530	—	—
Deferred income tax liabilities	322,500	266,039	298,071	267,921	255,212	247,982
Other liabilities	300,675	217,623	202,456	201,943	155,607	134,806

Total liabilities	$3,377,213	$3,437,016	$4,337,787	$4,219,080	$4,155,390	$4,077,551
Non-controlling interest	5,975	6,567	8,142	8,338	7,848	7,554

Net assets attributable to Tricon’s shareholders	$2,003,244	$1,702,121	$1,735,096	$1,658,446	$1,606,212	$1,594,040

Net assets per share	$9.57	$8.80	$8.98	$8.60	$8.34	$8.28

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  67

6 LIQUIDITY AND CAPITAL RESOURCES 7 OPERATIONAL KEY PERFORMANCE INDICATORS 8 ACCOUNTING ESTIMATES AND POLICIES, CONTROLS AND PROCEURES, AND RISK ANALYSIS 9 HISTORICAL FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

6. LIQUIDITY AND CAPITAL RESOURCES

6.1 Financing strategy

The Company seeks to maintain financial strength and flexibility by lowering its cost of debt and equity capital and minimizing interest rate fluctuations over the long term. Some key elements of Tricon’s financing strategy are:

•	Using various forms of debt such as floating-rate bank financing and unsecured debentures with conversion features, and attempting to stagger the maturity of its obligations.

•	Using convertible or exchangeable securities where the principal can be redeemed by the issuance of common shares at the Company’s option.

•	Where appropriate, raising equity through the public or private markets to finance its growth and strengthen its financial position.

6.2 Liquidity

Tricon generates substantial liquidity through:

•	Stable cash flow received from our single-family rental business.

•	Cash distributions from operating cash flow generated by our multi-family rental businesses.

•	Cash distributions from land, lot and home sales in our legacy for-sale housing business.

•	Fee income from our PF&A business.

•	Repatriation of capital extracted through refinancings.

•	Cash distributions generated from the turnover of assets with shorter investment horizons.

•	Syndicating investments to private investors and thereby extracting Tricon’s invested capital.

To enable us to react to attractive acquisition or investment opportunities and deal with contingencies when they arise, we typically maintain sufficient liquidity at the corporate level and within our key operating platforms. Our primary sources of liquidity consist of cash and a corporate credit facility.

Working capital

As at June 30, 2021, Tricon had a net working capital deficit of $236.2 million, reflecting current assets of $129.5 million, offset by current liabilities of $365.7 million. The working capital deficit is primarily due to the convertible debentures of $167.5 million which mature on March 31, 2022. Subsequent to quarter-end, on July 30, 2021, the Company gave notice to debenture holders of its intention to redeem in full all of the outstanding balance of 2022 convertible debentures, and has elected to satisfy the redemption price by the issuance of common shares of the Company (see Section 3.3). The Company has determined that its current financial obligations and working capital deficit are adequately funded from the available borrowing capacity and from operating cash flows.

6.3 Capital resources

Debt structure

Management mitigates interest rate risk by maintaining the majority of its debt at fixed rates. The impact of variable interest rate increases or decreases is discussed in the Company’s consolidated financial statements. Management also mitigates its exposure to fixed-rate interest risk by staggering maturities with the objective of achieving even, annual maturities over a ten-year time horizon to reduce Tricon’s exposure to interest rate fluctuations in any one period. The Company’s long-term debt structure is summarized in Section 3.2.

The Company provides financial guarantees for land loans and construction loans in its residential development business.

As at June 30, 2021, the Company was in compliance with all of its financial covenants.

Equity issuance and cancellations

The Company’s Dividend Reinvestment Plan (“DRIP”) provides eligible holders of common shares with the opportunity to reinvest their cash dividends paid on the Company’s common shares to purchase additional common shares at a price equal to the average market price (as defined in the DRIP) on the applicable dividend payment date, less an applicable discount of up to 5% determined by the Board from time to time.

On June 8, 2021, the Company completed the offering, on a bought deal basis, of 15,480,725 common shares at a price of $10.77 (C$13.00) per common share of the Company for gross proceeds of $166.7 million (C$201.2 million translated to U.S. dollars using the June 8, 2021 exchange rate). Net proceeds from the offering were $161.8 million (C$195.4 million), which reflects $6.6 million of equity issuance costs incurred partially offset by $1.7 million of deferred tax recoveries.

As of June 30, 2021, there were 209,618,719 common shares issued by the Company, of which 209,245,258 were outstanding and 373,461 were reserved to settle restricted share awards in accordance with the Company’s Restricted Share Plan.

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  69

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

As of June 30, 2021, there was $171.4 million in outstanding aggregate principal amount of 5.75% extendible convertible unsecured subordinated debentures (the “2022 convertible debentures”). The 2022 convertible debentures bear interest at 5.75% per annum and are convertible into 16,388,528 common shares of the Company at a conversion rate of 95.6023 common shares per $1,000 principal amount, or a conversion price of approximately $10.46 per common share. Subsequent to quarter-end, on July 30, 2021, the Company provided notice of its intention to redeem in full the outstanding 2022 convertible debentures (see Section 3.3).

As of June 30, 2021, there was $300.0 million in outstanding aggregate principal amount of Due to Affiliate in connection with the exchangeable preferred units issued by Tricon PIPE LLC (see Section 3.2). Pursuant to the transaction documents associated with such issuance, the investors in such preferred units have rights to exchange the preferred units into common shares of the Company at an exchange price of $8.50 per common share, as may be adjusted from time to time in accordance with the terms of such transaction documents. As at June 30, 2021, this equated to 35,294,118 common shares of the Company.

7. OPERATIONAL KEY PERFORMANCE INDICATORS

7.1 Defined terms

The KPIs discussed throughout this MD&A for each of the Company’s business segments are calculated based on Tricon’s proportionate share of each portfolio or business and are defined and discussed below. These measures are commonly used by entities in the real estate industry as useful metrics for measuring performance; however, they do not have any standardized meaning prescribed by IFRS and are not necessarily comparable to similar measures presented by other publicly-traded entities. These measures should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with IFRS. See “Non-IFRS measures and forward-looking statements” on page 1.

Single-family and multi-family rental

•

Net operating income (“NOI”) represents total revenue from rental properties, less direct operating expenses and property management expenses. NOI excludes non-property specific and indirect overhead expenses, interest expense and non-core income or expenses such as gains or losses on the disposition of rental properties. Tricon believes NOI is a helpful metric to evaluate the performance of its rental business and compare it to industry peers.

•	Net operating income (“NOI”) margin represents net operating income as a percentage of total revenue from rental properties.

•

Occupancy rate represents the total number of days that units were occupied during the measurement period, divided by the total number of days that the units were owned during the measurement period (excluding units held for sale). Management believes occupancy is a main driver of rental revenues and that comparing occupancy across different periods is helpful in evaluating changes in rental revenues.

•

Annualized turnover rate during the period represents the number of resident move-outs divided by the weighted average number of rental units (excluding units held for sale) in the period, annualized for a twelve-month period. Management believes the annualized turnover rate impacts occupancy and therefore revenue, as well as the cost to maintain the rental portfolios.

•

Average monthly rent represents average monthly rental income per unit for occupied units and reflects the impact of rent concessions amortized over the life of the related leases. Tricon believes average monthly rent reflects pricing trends which impact rental revenue over time.

•

Average rent growth during the period represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease and reflects the impact of rent concessions amortized over the life of the related lease. Leases are either renewal leases, where a current resident chooses to stay for a subsequent lease term, or a new lease, where a previous resident moves out and a new resident signs a lease to occupy the same unit. Average rent growth drives average monthly rent and management finds it is useful to evaluate changes in rental revenue across periods.

•

“Same home” or “same home portfolio” includes homes that were stabilized 90 days prior to the first day of the prior-year comparative period as per the guidelines of the National Rental Home Council. It excludes homes that have been sold and homes that have been designated for sale. This same home portfolio is defined on January 1 of each reporting year. Based on this definition, any home currently included in the same home portfolio will have satisfied the conditions described above prior to September 30, 2019, and those homes have been held in operations throughout the full periods presented in both 2020 and 2021.

•

Renovation capital expenditures are incurred in order to prepare the property for rental use in accordance with Tricon’s standards. These expenditures are either incurred shortly after acquisition on vacant homes or deferred until the resident moves out if homes are occupied when acquired.

•	Recurring capital expenditures represent ongoing costs associated with maintaining and preserving the quality of a property after it has been renovated.

•

Value-enhancing capital expenditures are defined as capital expenditures that go beyond merely maintaining the quality of a property and are instead incurred for the purpose of increasing expected future returns.

70 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

Residential Development

•	Development yield represents the estimated stabilized net operating income of a property following its completion as a percentage of its estimated total development cost.

•

Core funds from operations, specifically for U.S. residential developments, presents net income as a normalized figure, adjusting for transaction costs and non-recurring and non-cash items, and is a metric that management believes to be helpful in evaluating Tricon’s residential development business and comparing its performance to industry peers. Core funds from operations as a metric used in measuring Company performance is described below.

Private Funds and Advisory

•	Total fee revenue represents total asset management, property management, development management and performance fees earned, excluding inter-company fees earned.

Company operating performance

Funds from operations (“FFO”), core funds from operations (“Core FFO”) and adjusted funds from operations (“AFFO”) are metrics that management believes to be helpful in evaluating the Company’s operating performance, considering the recent expansion of its residential rental portfolio. These are metrics commonly used by securities analysts, investors and other interested parties in the evaluation of real estate entities, particularly those that own and operate income-producing properties. Management believes that providing these performance measures on a supplemental basis is helpful to investors in assessing the overall performance of the Company’s business.

•

FFO represents net income excluding the impact of fair value adjustments and amortization of intangibles arising from business combinations. The Company’s definition of FFO reflects all adjustments that are specified by the National Association of Real Estate Investment Trusts (“NAREIT”). In addition to the adjustments prescribed by NAREIT, Tricon excludes any fair value gains that arise as a result of reporting under IFRS, except for fair value gains arising from Tricon’s U.S. residential developments business which are intended to act as a proxy for cash generation.

•	Core FFO presents FFO as a normalized figure, adjusting for transaction costs, convertible debentures interest, interest on Due to Affiliate, non-recurring and non-cash items.

•	AFFO represents Core FFO less recurring capital expenditures.

Core FFO and AFFO per share amounts are calculated based on the weighted average common shares outstanding in the period, assuming the conversion of all potentially dilutive shares (including convertible debt and exchangeable preferred units).

7.2 Assets under management

Management believes that monitoring changes in the Company’s AUM is key to evaluating trends in fee revenue. Growth in AUM is driven by principal investments and capital commitments to our managed Investment Vehicles by private investors.

For reporting purposes, AUM includes balance sheet capital invested in the Company’s principal investments and capital managed on behalf of third-party investors in the Private Funds and Advisory business, and is calculated as follows:

ASSETS UNDER MANAGEMENT

Principal Assets Under Management

Single-family rental, multi-family rental and Canadian residential developments	Fair value of rental and development properties plus unfunded commitment

U.S. residential developments	Fair value of invested capital plus unfunded commitment

Third-Party Assets Under Management

Single-family rental, multi-family rental and Canadian residential developments	Outstanding invested capital and project-level funded debt plus unfunded commitment less return of capital

U.S. residential developments

Commingled funds

•  During the investment period, AUM = capital commitment

•  After the investment period, AUM = outstanding invested capital

Separate accounts/side-cars/syndicated investments/joint ventures

•  Outstanding invested capital and unfunded commitment less return of capital

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  71

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

8. ACCOUNTING ESTIMATES AND POLICIES, CONTROLS AND PROCEDURES, AND RISK ANALYSIS

Refer to the Company’s MD&A for the year ended December 31, 2020, which is available on SEDAR at www.sedar.com and on the Company’s website at www.triconresidential.com, for detailed discussions of accounting estimates and policies, controls and procedures, and risk analysis.

8.1 Accounting estimates and policies

The Company’s accounting policies are described in Notes 2 and 3 to the consolidated financial statements for the year ended December 31, 2020, and any changes thereto are described in Note 2 to the condensed interim consolidated financial statements for the three and six months ended June 30, 2021.

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. Refer to Note 4 to the consolidated financial statements for the year ended December 31, 2020 for details on critical accounting estimates.

8.2 Controls and procedures

As at June 30, 2021, the Company’s CEO and CFO have evaluated the design and operating effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls over financial reporting. The CEO and CFO did not identify any material weaknesses in the Company’s system of internal controls over financial reporting.

During the six months ended June 30, 2021, there were no changes to policies, procedures and processes that comprise the system of internal controls over financial reporting that may have affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

8.3 Transactions with related parties

Senior management of the Company own units, directly or indirectly, in the various Tricon private funds, as well as common shares and debentures of the Company. Refer to the related party transactions and balances note in the condensed interim consolidated financial statements for further details concerning the Company’s transactions with related parties.

8.4 Dividends

On August 10, 2021, the Board of Directors of the Company declared a dividend of seven cents per common share in Canadian dollars payable on or after October 15, 2021 to shareholders of record on September 30, 2021.

8.5 Compensation incentive plans

Complete details concerning the Company’s compensation plans are set out in the Company’s most recent Management Information Circular, available on SEDAR at www.sedar.com and on the Company’s website at www.triconresidential.com.

8.6 Risk definition and management

There are certain risks inherent in the Company’s activities and those of its investees, which may impact the Company’s financial and operating performance, the value of its investments and the value of its securities. The Company’s Annual Information Form dated March 2, 2021 and its MD&A for the year ended December 31, 2020, which are available on SEDAR at www.sedar.com and on the Company’s website at www.triconresidential.com, contain detailed discussions of these risks.

72 2021 SECOND QUARTER REPORT TRICON RESIDENTIAL

MANAGEMENT’S DISCUSSION AND ANALYSIS

for the three and six months ended June 30, 2021

9. HISTORICAL FINANCIAL INFORMATION

The following table shows selected IFRS measures for the past eight quarters. The comparative period results have been recast in conformity with the current period presentation.

For the three months ended (in thousands of U.S. dollars, except per share amounts which are in U.S. dollars)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Financial statement results
Net operating income from single-family rental properties from continuing operations	$70,744	$66,172	$63,719	$62,753
Total revenue from continuing operations	119,034	107,404	104,739	101,545
Net income from continuing operations	146,322	41,904	75,808	53,197
Net (loss) income from discontinued operations	—	(67,562)	5,670	4,902
Net income (loss)	146,322	(25,658)	81,478	58,099
Basic earnings per share from continuing operations	0.73	0.21	0.38	0.27
Basic (loss) earnings per share from discontinued operations	—	(0.34)	0.03	0.03
Basic earnings (loss) per share	0.73	(0.13)	0.41	0.30
Diluted earnings per share from continuing operations	0.72	0.21	0.36	0.21
Diluted (loss) earnings per share from discontinued operations	—	(0.35)	0.03	0.02
Diluted earnings (loss) per share	0.72	(0.14)	0.39	0.23

For the three months ended (in thousands of U.S. dollars, except per share amounts which are in U.S. dollars)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Financial statement results
Net operating income from single-family rental properties from continuing operations	$61,248	$58,020	$—	$—
Total revenue from continuing operations	99,302	95,486	11,716	11,323
Net income (loss) from continuing operations	30,165	(46,533)	38,526	26,958
Net (loss) income from discontinued operations	(12,824)	6,028	6,733	5,499
Net income (loss)	17,341	(40,505)	45,259	32,457
Basic earnings (loss) per share from continuing operations	0.16	(0.24)	0.20	0.13
Basic (loss) earnings per share from discontinued operations	(0.07)	0.03	0.03	0.03
Basic earnings (loss) per share	0.09	(0.21)	0.23	0.16
Diluted earnings (loss) per share from continuing operations	0.16	(0.24)	0.19	0.12
Diluted (loss) earnings per share from discontinued operations	(0.07)	0.03	0.03	0.03
Diluted earnings (loss) per share	0.09	(0.21)	0.22	0.15

TRICON RESIDENTIAL 2021 SECOND QUARTER REPORT  73

Imagine a world where housing unlocks life’s potential 7  St. Thomas Street, Suite 801  Toronto, Ontario M5S 2B7 T  416 925 7228 F 416 925 7964  www.triconresidential.com